                                                                    Exhibit 2.3

================================================================================


                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                                CORECOMM LIMITED,

                           CORECOMM GROUP SUB I, INC.

                                       AND

                                VOYAGER.NET, INC.












                           Dated as of March 12, 2000



================================================================================

                                TABLE OF CONTENTS

                                                                                              Page
                                                                                              ----

ARTICLE I THE MERGER ........................................................................   2
        1.1     The Merger ..................................................................   2
        1.2     Effective Time ..............................................................   2
        1.3     Closing .....................................................................   3
        1.4     Tax Consequences ............................................................   3

ARTICLE II  DIRECTORS AND OFFICERS
            OF ThE SURVIVING CORPORATION ....................................................   3
        2.1     Directors of die Surviving Corporation ......................................   3
        2.2     Officers of the Surviving Corporation .......................................   4

ARTICLE III EFFECT OF THE MERGER ON THE CAPITAL STOCK
            OF THE CONSTITUENT CORPORATIONS .................................................   4
        3.1     Effect on Capital Stock .....................................................   4
        3.2     Company Stock Options and Related Matters ...................................   7

ARTICLE IV PAYMENT OF SHARES ................................................................   8
        4.1     Payment for Shares of Company Common Stock ..................................   8

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY. ....................................   11
        5.1     Existence; Good Standing; Authority; Compliance With Law ....................   11
        5.2     Authorization, Validity and Effect of Agreements ............................   13
        5.3     Capitalization ..............................................................   14
        5.4     Subsidiaries ................................................................   15
        5.5     Other Interests .............................................................   15
        5.6     No Violation; Consents ......................................................   15
        5.7     SEC Documents ...............................................................   16
        5.8     Litigation ..................................................................   17
        5.9     Absence of Certain Changes ..................................................   17
        5.10    Taxes .......................................................................   19
        5.11    Real Property Leases; Properties. ...........................................   20
        5.12    Intellectual Property .......................................................   22
        5.13    Environmental Matters .......................................................   24
        5.14    Employee Benefit Plans ......................................................   25
        5.15    Labor Matters ...............................................................   27
        5.16    No Brokers ..................................................................   28
        5.17    Opinion of Financial Advisor . ..............................................   28
        5.18    Non-Competition Agreements ..................................................   28
        5.19    Material Contracts ..........................................................   28
        5.20    Certain Agreements ..........................................................   29
        5.21    Subscribers .................................................................   30
        5.22    Information .................................................................   30
        5.23    Vote Required ...............................................................   30

                                      (i)

                                                                                                Page
                                                                                                ----
        5.24    Definition of the Companys Knowledge .......................................    30

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PARENT .........................................   31
        6.1     Existence; Good Standing; Authority; Compliance With Law ....................   31
        6.2     Authorization, Validity and Effect of Agreement .............................   32
        6.3     Capitalization ..............................................................   32
        6.4     Subsidiaries ................................................................   33
        6.5     Other Interests .............................................................   33
        6.6     No Violation; Consents ......................................................   34
        6.7     SEC Documents ...............................................................   34
        6.8     Litigation ..................................................................   35
        6.9     Absence of Certain Changes ..................................................   35
        6.10    Intellectual Property .......................................................   36
        6.11    No Brokers ..................................................................   36
        6.12    Opinion of Financial Advisor ................................................   36
        6.13    Taxes .......................................................................   36
        6.14    Employee Benefit Plans ......................................................   37
        6.15    Definition of Parents Knowledge .............................................   37

 ARTICLE VII COVENANTS ......................................................................   37
        7.1     No Solicitations ............................................................   37
        7.2     Conduct of Businesses .......................................................   39
        7.3     Tax-Free Treatment ..........................................................   42

 ARTICLE VIII ADDITIONAL AGREEMENTS .........................................................   43
        8.1     Meetings of Stockholders ....................................................   43
        8.2     HSR and Other Filings .......................................................   43
        8.3     Proxy Statement; Registration Statement .....................................   45
        8.4     Listing Application .........................................................   46
        8.5     Affiliates of the Company ...................................................   46
        8.6     Expenses ....................................................................   47
        8.7     Officers and Directors Indemnification ......................................   47
        8.8     Access to Information; Confidentiality ......................................   49
        8.9     Publicity ...................................................................   49
        8.10    Employee Benefits ...........................................................   50
        8.11    Reincorporation and Acquisition .............................................   50
        8.12    Other Actions ...............................................................   51
        8.13    Notification of Certain Matters .............................................   51
        8.14    Notification of Parent Transactions .........................................   52

ARTICLE IX CONDITIONS TO THE MERGER .........................................................   52
        9.1     Conditions to the Obligations of Each Party .................................   52
        9.2     Conditions to Obligations of the Company ....................................   53
        9.3     Conditions to Obligations of Parent .........................................   54







                                      (ii)

                                                                                              Page
                                                                                              ----

        9.4     Parent Transactions ........................................................    55
ARTICLE X TERMINATION, AMENDMENT AND WAIVER ................................................    55
       10.1     Termination ................................................................    55
       10.2     Effect of Termination ......................................................    58
       10.3     Amendment ..................................................................    58

ARTICLE XI GENERAL PROVISIONS ..............................................................    59
       11.1     Notices ....................................................................    59
       11.2     Certain Definitions ........................................................    60
       11.3     Non-Survival of Representations,  Warranties, Covenants and Agreement ......    60
       11.4     Miscellaneous ..............................................................    60
       11.5     Assignment .................................................................    61
       11.6     Severability ...............................................................    61
       11.7     Choice of Law/Consent to Jurisdiction ......................................    61
       11.8     Incorporation ..............................................................    62
       11.9     The Headings ...............................................................    62
       11.10    No Agreement Until Executed ................................................    62
       11.11    Obligations of Parent and of the Company ...................................    62





        Exhibits

        Exhibit A            Affiliate Letter
        Exhibit B            Registration Rights Agreement
        Exhibit C            Stockholders Agreement


                                     (iii)

                           Company Disclosure Schedule

Section               Title
-------               -----

5.1(b)                Organizational and Good Standing
5.1                   Organizational Documents
5.1(f)                Communications Permits
5.1(g)                Violations of Communications Permits
5.3                   Capitalization
5.4                   Subsidiaries
5.5                   Other Interests
5.6(a)                No Violations
5.6(b)                Consents
5.8                   Litigation
5.9                   Absence of Certain Changes
5.10                  Taxes
5.11                  Real Property Leases; Properties
5.12(a)               Intellectual Property
5.12(b)               Intellectual Property Licenses
5.12(c)               Intellectual Property Enforcement Actions
5.13                  Environmental Matters
5.14(a)               Company Benefit Plans
5.14(b)               Employee Matters
5.14(c)               Employee Compensation
5.15                  Labor Matters
5.18                  Non-Competition Agreements
5.19(a)               Material Contracts
5.19(b)               Other Contracts
5.19(c)               Circuit Schedule
5.20                  Certain Agreements
7.2(a)                Conduct by the Company
8.12                  Pricing Policies


                           Parent Disclosure Schedule

Section               Title
-------               -----
6.1                   Organizational and Good Standing
6.3                   Capitalization
6.4                   Subsidiaries
6.5                   Other Interests
6.6(a)                No Violations
6.6(b)                Consents
6.8                   Litigation
6.9                   Absence of Certain Changes


                                      (iv)

6.10                  Intellectual Property
6.13                  Taxes
7.3(b)                Conduct by Parent


                                      (v)

                          AGREEMENT AND PLAN OF MERGER


        AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of March 12, 2000, by and among CoreComm Limited, a Bermuda corporation ("Parent"), CoreComm Group Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("MergerCo"), and Voyager.net, Inc., a Delaware corporation (the "Company").

                                    RECITALS

        WHEREAS, the respective Boards of Directors of Parent, MergerCo and the Company have approved the merger of MergerCo with and into the Company (the "Merger") in accordance with the Delaware General Corporation Law (the "DGCL") and, upon the terms and subject to the conditions set forth in this Agreement, holders of shares of common stock, par value $.0001 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (as hereinafter defined) will be entitled, subject to the terms and conditions hereof, to the right to receive shares of common stock, par value $.01 per share, of Parent (the "Parent Common Stock") and cash, without any interest thereon, subject to certain adjustments;

        WHEREAS, the Board of Directors of the Company (the "Company Board") has, in light of and subject to the terms and conditions set forth herein, (i) determined that (A) the consideration to be paid for each share of Company Common Stock in the Merger is fair to the stockholders of the Company, and (B) the Merger is in the best interests of the Company and its stockholders, and
(ii) resolved to approve and adopt this Agreement and the transactions contemplated or required by this Agreement, including the Merger (collectively, the "Transactions"), and to recommend approval and adoption by the stockholders of the Company of this Agreement and the Transactions;

        WHEREAS, as a condition to the willingness of Parent and MergerCo to enter into this Agreement, Media/Communications Partners II Limited Partnership, Media/Communications Investors Limited Partnership Glenn R. Friedly and Christopher P. Torto and certain of their affiliates (collectively, the "Principal Stockholders") have entered into a Voting Agreement, dated as of the date hereof, with Parent and MergerCo (the "Voting Agreement"), pursuant to which each Principal Stockholder has agreed, among other things, to vote such Principal Stockholder's shares of Company Common Stock in favor of the approval of the Transactions, upon the terms and subject to the conditions set forth in the Voting Agreement;

        WHEREAS, Parent, MergerCo and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions, and also to prescribe various conditions to the Transactions;

        WHEREAS, the parties intend, by executing this Agreement, to either or both (i) adopt a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code or (ii) agree to a transaction that qualifies as an exchange under the provisions of Section 351 of the Code; and

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, Parent, MergerCo and the Company hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

        1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and MergerCo shall consummate the Merger pursuant to which (a) MergerCo shall be merged with and into the Company and the separate corporate existence of MergerCo shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware and the DGCL, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and MergerCo shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and MergerCo shall become the debts, liabilities and duties of the Surviving Corporation. The Company shall take such steps as are permitted under the DGCL to (i) amend the Certificate of Incorporation of the Company (the "Company Certificate") so that the Certificate of Incorporation of MergerCo, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, and (ii) amend the Bylaws of the Company (the "Company Bylaws") so that the Bylaws of MergerCo, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, by the Certificate of Incorporation of the Surviving Corporation and by such Bylaws. Notwithstanding the foregoing, the name of the Surviving Corporation shall be "CoreComm-Voyager, Inc." and the Certificate of Incorporation and Bylaws of the Surviving Corporation shall so provide. The Merger shall have the effects specified in the DGCL, including Section 259 of the DGCL.

        1.2 Effective Time. As promptly as practicable after all of the conditions set forth in Article IX shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, MergerCo and the Company shall duly execute and file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective as of the time of the Certificate of Merger has been duly filed or such other subsequent date or time as shall be agreed upon by the parties and set forth in the Certificate of Merger and in accordance with the DGCL (the "Effective Time").

        1.3 Closing. The closing of the Merger (the "Closing") shall take place at such time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article IX hereof (the "Closing Date"), at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, NY 10019, unless another date or place is agreed to by the parties hereto.

        1.4 Tax Consequences. It is intended by all of the parties hereto that the Merger will qualify both or either (i) as a reorganization within the meaning of Section 368(a) of the Code or (ii) a transaction that, together with the Reincorporation (as defined herein) qualifies as an exchange under the provisions of Section 351 of the Code and which is treated for U.S. federal income tax purposes as a transfer of Company Common Stock by the shareholders of the Company to Parent in exchange for the Merger Consideration. All of the parties to this Agreement agree to report the Merger, for all purposes, in a manner which is consistent with the preceding sentence and no party shall take any action, or fail to take any action which action or failure to take such action would cause the Merger to fail to qualify (i) as a reorganization within the meaning of Section 368(a) of the Code or (ii) a transaction that, together with the Reincorporation (as defined herein) qualifies as an exchange under the provisions of Section 351 of the Code and which is treated for U.S. federal income tax purposes as a transfer of Company Common Stock by the shareholders of the Company to Parent in exchange for the Merger Consideration. However, it is further intended by all of the parties hereto that if the transactions with ATX Communications Services, Inc. ("ATX") described in Section 8.11 occur, and this Agreement is assigned as provided in Section 11.5, then the incorporation of ATX, the transactions with ATX described in Section 8.11, and the transactions described in this Agreement will be treated for U.S. federal income tax purposes as one integrated transaction qualifying as an exchange under the provisions of
Section 351 of the Code in which the shareholders of the Company transfer Company Common Stock in exchange for ATX stock.


                                   ARTICLE II

                             DIRECTORS AND OFFICERS
                          OF THE SURVIVING CORPORATION

        2.1 Directors of the Surviving Corporation. The directors of MergerCo immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The Company will use reasonable efforts to cause any director who is a designee of the Company on the Board of Directors of any Company Subsidiary to resign as of the Effective Time.

        2.2 Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.


                                   ARTICLE III

                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
                         OF THE CONSTITUENT CORPORATIONS

        3.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of MergerCo:

                (a) Each issued and outstanding share of Company Common Stock held by the Company as a treasury share or held by any direct or indirect Company Subsidiary and each issued and outstanding share of Company Common Stock owned by Parent, MergerCo or any other direct or indirect Parent Subsidiary immediately prior to the Effective Time, shall be canceled and retired and cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto.

                (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than those shares referred to in Section 3.1(a), shall be canceled and shall be converted automatically into and represent the right to receive: (i) an amount equal to $3.00, net to the holder in cash, without any interest thereon (plus any cash in lieu of fractional shares as described in Section 4.1(e), the "Cash Consideration") and (ii) that number of fully paid and nonassessable shares of Parent Common Stock equal to $14.00 divided by the Base Stock Price (as defined below) (the "Exchange Ratio") (rounded to the nearest thousandth and subject to adjustment, as provided below, and subject to cash in lieu of fractional shares of Parent Common Stock, if any, pursuant to Section 4.1(e), the "Stock Consideration" and together with the Cash Consideration, the "Merger Consideration").

                (c)     The Exchange Ratio shall be adjusted as follows:

                        (i) if the Average Parent Common Stock Price is greater than the Collar Percentage multiplied by the Base Stock Price (such product being the "Ceiling Stock Price"), then the Exchange Ratio shall be adjusted such that the aggregate value (based on the Average Parent Common Stock Price) of the Stock Consideration will be equal to the value the Stock Consideration would represent if the Average Parent Common Stock Price were equal to the Ceiling Stock Price and there were no adjustments to the Exchange Ratio as contemplated in this Section
        3.1. The Collar Percentage shall be equal to 119%, subject to the following adjustments: If (1) the Closing has not occurred on or prior to July 15, 2000, (2) subsequent to the date of this Agreement, Parent has engaged in a transaction (other than transactions contemplated by this Agreement or any transaction which would result in a Base Adjustment (as defined below)) (a "Parent Transaction") that would (x) require the approval of the stockholders of Parent or, (y) require Parent to include the information relating to such transaction in the pro forma financial statements (the "Pro Formas") that are required to be contained in the Registration Statement or (z) require Parent to amend or restate the Pro Formas in any material manner, and (3) all conditions to Closing have been satisfied (or waived by the party entitled to waive such condition) or are capable of being satisfied on such date with reasonable best efforts, other than the conditions set forth in Sections 9.1(a) and 9.1(d) and the failure of either such condition to be satisfied is the result of a Parent Transaction, then, commencing on the later to occur of (i) July 16, 2000 and (ii) the first business day after which the circumstances set forth in clause (3) are present (such later date being the "Trigger Day") the Collar Percentage shall be increased as follows: 2.5 percentage points on the Trigger Day, and an additional five percentage points per each 31 day period (a "Monthly Period") (on a pro rata basis, based on the actual number of elapsed days in such Monthly Period at the Closing
        Date) beginning on the sixteenth calendar day following the Trigger Day;

                        (ii) if the Average Parent Common Stock Price is equal to or greater than 69% of the Base Stock Price and less than 86% of the Base Stock Price (86% of the Base Stock Price being the "Floor Stock Price"), then the Exchange Ratio shall be adjusted such that the aggregate value (based on the Average Parent Common Stock Price) of the Stock Consideration will be equal to the value the Stock Consideration would represent if the Average Parent Common Stock Price were equal to the Floor Stock Price and there were no adjustments to the Exchange Ratio as contemplated in this Section 3.1; and

                        (iii) subject to the provisions of Section 10.1(i), if the Average Parent Common Stock Price is less than 69% of the Base Stock Price, then the Exchange Ratio will equal that number that it would be set to in clause (ii) above if the Average Parent Common Stock Price were equal to 69% of the Base Stock Price.

        For purposes of this Agreement, the "Average Parent Common Stock Price" means the volume weighted average trading price of Parent Common Stock for ten randomly selected trading days out of the twenty (20) consecutive trading days ending with the last trading day prior to the Closing Date. The "Base Stock Price" shall be equal to $47.875, subject to the following "Base Adjustments":
(i) if, after the date of this Agreement and on or prior to the Closing Date the outstanding shares of Parent Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any dividend payable in Parent Common Stock shall be declared thereon with a record date within such period, or any similar event shall occur, the Base Stock Price shall be adjusted accordingly to provide to the shareholders of the Company the same economic effect as contemplated by this Agreement absent such reclassification, recapitalization, stock split, reverse stock split, combination, exchange, dividend or similar event; and (ii) if, after the date of this

Agreement and on or prior to the Closing Date, Parent shall distribute to all holders of Parent Common Stock shares of capital stock of Parent other than Parent Common Stock, evidences of indebtedness or other assets (other than cash dividends out of current or retained earnings), or shall distribute to substantially all holders of Common Stock rights or warrants to subscribe for securities (other than those referred to in subsection (i) above), then in each such case the Base Stock Price shall be multiplied by a fraction of which the numerator shall be the Current Market Price (as defined below) of the Parent Common Stock on the record date less the then fair market value (as determined in good faith by the Board of Directors of Parent (the "Parent Board"), whose determination shall be conclusive evidence of such fair market value (absent manifest error or bad faith) and described in a board resolution) of the portion of the assets so distributed or of such subscription rights or warrants applicable to one share of Parent Common Stock and of which the denominator shall be the Current Market Price of the Parent Common Stock. The "Current Market Price" shall mean the volume weighted average trading price of Parent Common Stock for the ten randomly selected trading days out of the prior twenty
(20) consecutive trading days. Parent may only effect a distribution described under (ii) above, if such distribution does not include operating assets that are required to maintain the current operating businesses of CoreComm, Inc. (a subsidiary of Parent) and the distribution of such operating assets would not have a material adverse effect on the current operating businesses of CoreComm, Inc., other than the LMDS licenses and related assets.


                (d) If at any time prior to Closing, either the written opinion of counsel required to be received by the Company pursuant to Section 9.2(e) or the written opinion required to be received by Parent pursuant to
Section 9.3(g) is not reasonably expected to be delivered in a form acceptable to the Company and Parent because less than 80% of the value of the Merger Consideration will be Stock Consideration (determined as of the Closing Date) and all other conditions to Closing set forth in Article IX have been satisfied (or waived by the party entitled to make such condition), then the Merger Consideration shall be adjusted by increasing the Stock Consideration and decreasing the Cash Consideration so that the Stock Consideration shall constitute 80% of the value of the Merger Consideration (determined as of the Closing Date) provided, that, after such adjustment, the Merger qualifies as a reorganization under the provisions of Section 368(a)(2)(E) of the Code.

                (e) Each share of common stock, par value $.01 per share, of MergerCo (the "MergerCo Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation (the "Surviving Corporation Common Stock"), certificates for which shall be issued to the stockholders of MergerCo on a pro rata basis in accordance with their respective shares of MergerCo upon surrender to the Surviving Corporation of such stockholders' certificates formerly representing such shares of MergerCo Common Stock.

                (f) All shares of Company Common Stock, when converted as provided in Section 3.1(b), shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate previously evidencing such shares shall thereafter represent only the right to receive the Merger Consideration and cash in lieu of fractional shares of Parent Common Stock in accordance with Sections 3.1(b) and 4.1(e) and any distribution or dividend under Section 4.1(c). The holders of Certificates previously evidencing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Company Common Stock except as otherwise provided herein or by law and, upon the surrender of Certificates in accordance with the provisions of Article III hereof, shall only represent the right to receive for their shares of Company Common Stock the Merger Consideration and cash in lieu of fractional shares of Parent Common Stock in accordance with Sections 3.1(b) and 4.1(e) and any distribution or dividend under Section 4.1(c) in each case without interest.

        3.2     Company Stock Options and Related Matters.

                (a) Each option (collectively, the "Company Options") granted under the Company's Amended and Restated 1998 Stock Option and Incentive Plan (the "Company Stock Option Plan"), which is outstanding (whether or not then exercisable) as of immediately prior to the Effective Time and which has not been exercised or canceled prior thereto, shall, at the Effective Time, be assumed by Parent, subject to the provisions of this Section 3.2 (the "Assumed Options"). The Assumed Options shall not terminate in connection with the Merger and shall continue to have, and be subject to, the same terms and conditions as set forth in the Company Stock Option Plan and agreements (as in effect immediately prior to the Effective Time) pursuant to which the Company Options were granted, provided that (i) all references to the Company shall be deemed to be references to Parent and all references to shares of Company Common Stock shall be deemed to be references to shares of Parent Common Stock, (ii) each Company Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock covered by such Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio (as defined below) and rounded to the nearest whole number of shares of Parent Common Stock and (iii) the exercise price per share of Company Common Stock under such Company Option shall be equal to the exercise price per share of Company Common Stock under the Company Option divided by the Option Exchange Ratio and rounded to the nearest cent. Parent shall (A) reserve for issuance the number of shares of Parent Common Stock that will become issuable upon the exercise of such Assumed Options pursuant to this
Section 3.2, (B) promptly after the Effective Time issue to each holder of a Company Option a document evidencing the assumption by Parent of the Company's obligations with respect thereto under this Section 3.2, and (C) promptly after the Effective Time, cause to be filed a registration statement on an appropriate form under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Company Stock Option Plans then in effect and covering the shares of Parent Common Stock issuable upon exercise of the Assumed Options. As used in this Section 3.2, "Option Exchange Ratio" means the sum of (i) the Exchange Ratio (as it may be adjusted) and (ii) the quotient obtained by dividing the per share Cash Consideration by the Average Parent Common Stock Price.

                (b) The adjustments provided in this Section 3.2 with respect to any Company Options that are "incentive stock options" as defined in
Section 422 of the Code, shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code.

                (c) The parties to this Agreement shall take all reasonable action required to exempt under SEC Rule 16(b)-3 the treatment of options contemplated hereby, including, if necessary or appropriate, obtaining approvals, by each party's Board of Directors, of the type described in a pertinent SEC no-action letter dated January 12, 1999.

                                   ARTICLE IV

                                PAYMENT OF SHARES

        4.1     Payment for Shares of Company Common Stock.

                (a) From and after the Effective Time, such bank or trust company designated by Parent, and reasonably acceptable to the Company, shall act as exchange agent (the "Exchange Agent"). At or prior to the Effective Time, MergerCo shall deposit, or MergerCo shall otherwise take all steps necessary to cause to be deposited, with the Exchange Agent the aggregate Merger Consideration and the cash in lieu of fractional shares of Parent Common Stock (such aggregate Merger Consideration and cash in lieu of shares of Parent Common Stock together with any dividends or distributions with respect thereto to which the holders of Certificates may be entitled pursuant to Section 4.1(c) being hereinafter referred to as the "Exchange Fund") to which holders of shares of Company Common Stock shall be entitled pursuant to Section 3.1.

                (b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates other than the Company, Parent, MergerCo or any Parent Subsidiary
(i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing the number of whole shares of Parent Common Stock representing the Stock Consideration to which such holder shall be entitled, (y) a check representing the amount of the Cash Consideration to which such holder shall be entitled and (z) a check representing the amount of cash in lieu of fractional shares of Parent Common Stock, if any, plus the amount of any dividends (other than stock dividends), or distributions, if any, pursuant to paragraph (c) below, in the case of (y) and
(z), after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the Cash Consideration or on cash payable in lieu of fractional shares or on the dividend or distribution, if any, payable to holders of Certificates pursuant to this Section 4.1. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a Certificate representing the proper number of shares of Parent Common Stock, together with checks for the Cash Consideration to which such holder shall be entitled and for any cash to be paid in lieu of fractional shares of Parent Common

Stock plus, to the extent applicable, the amount of any dividend or distribution, if any, payable pursuant to paragraph (c) below, may be issued and paid to such a transferee if the Certificate representing shares of such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the surrendered Certificate is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in a name other than that of the registered holder of the surrendered Certificate, or shall establish to the satisfaction of Parent or the Exchange Agent that such tax has been paid or is not applicable.

                (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions on Parent Common Stock shall be paid with respect to any shares of Company Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein; provided, however, that subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon.

                (d) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration and cash in lieu of fractional shares, if any, in accordance with this Section
4.1 (plus dividends and distributions to the extent set forth in Section 4.1(c), if any).

                (e) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interest will not entitle its owner to vote, to receive dividends or to any other rights of a stockholder of Parent. In lieu of the issuance of any fractional shares of Parent Common Stock pursuant to
Section 3.1(b), the Exchange Agent shall pay to each holder of shares of Company Common Stock exchanged pursuant to the Merger who are entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) in accordance with the provisions of this
Article IV, an amount in cash equal to the product obtained by multiplying (A) the fractional shares of Parent Common Stock to which such holder is entitled (after taking into account all shares of Company Common Stock held at the Effective Time) by (B) the closing price for a share of

Parent Common Stock on NASDAQ on the first business day immediately following the Effective Time.


                (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Parent Common Stock) that remains unclaimed by the former stockholders of the Company one year after the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of their Merger Consideration and cash in lieu of fractional shares (plus dividends and distributions to the extent set forth in Section 4.1(c), if any), as determined pursuant to this Agreement, without any interest thereon. None of Parent, MergerCo, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined herein)), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled to those amounts. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or the Surviving Corporation will issue and pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and cash in lieu of fractional shares (plus, to the extent applicable, dividends and distributions payable pursuant to Section 4.1(c)) in each case without interest.

                (g) Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of a Certificate such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provisions of Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of a Certificate in respect to which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the disclosure letter delivered at or prior to the execution hereof to Parent, which shall refer to the relevant Sections of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and MergerCo as follows:

        5.1     Existence; Good Standing; Authority; Compliance With Law.

                (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Except as set forth in Section 5.1 of the Company Disclosure Schedule, the Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets, properties, results of operations or financial condition of the Company and the Company Subsidiaries (as defined herein) taken as a whole (a "Company Material Adverse Effect"). The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

                (b) Each of the Company Subsidiaries is a corporation, partnership or limited liability company (or similar entity or association in the case of those Company Subsidiaries organized and existing other than under the laws of a state of the United States) duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or other power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except as set forth in Section 5.1(b) of the Company Disclosure Schedule and except for jurisdictions in which such failures to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                (c) Neither the Company nor any of the Company Subsidiaries is in violation of any order of any court, Governmental Entity or arbitration board or tribunal, or any domestic law, statute, order, judgment, decree, ordinance, rule or regulation ("Law"), applicable to the Company or any Company Subsidiary or by which any of their respective properties or assets is bound or affected, which violations would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                (d) The Company and the Company Subsidiaries have obtained all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, waivers, rights, certificates, approvals and orders of, and registrations required to be made with, any United States (federal, state or local) government, or governmental, regulatory or administrative authority, agency or commission, court or arbitrator of competent jurisdiction or stock exchange (each of the foregoing, a "Governmental Entity") that are material to its business as it is now being or is intended to be conducted (the "Company Permits"), except where failure to obtain any such Company Permit would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company or one or more of the Company Subsidiaries is in possession of all of the Company Permits, no material violations are or have been recorded in respect of any of the Company Permits and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened that has resulted or would be, individually or in the aggregate, reasonably expected to result in a Company Material Adverse Effect. Except for such defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all of the Company Permits are in full force and effect and neither the Company nor any of its Subsidiaries is, or has received notice alleging that it is, in conflict with, or in default or violation of, or, with the giving of notice or lapse of time or both, would be in conflict with, or in default or violation of,
(i) any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected by or (ii) any of the Company Permits.

                (e) The copies of the Company certificate of incorporation and by-laws, each as amended through the date of this Agreement that are incorporated by reference in, as exhibits to the Company's registration statement on Form S-8 dated August 12, 1999 and all comparable corporate organizational documents of the Company Subsidiaries made available to Parent by the Company are complete and correct copies of those documents. All such corporate organizational documents of the Company and the Company Subsidiaries are listed on Section 5.1(e) of the Company Disclosure Schedule. Such certificate of incorporation and by-laws and all comparable organizational documents of the Company Subsidiaries are in full force and effect. The Company is not in violation of any of the provisions of such certificate of incorporation or by-laws.

                (f) All Company Permits issued by a state public utilities commission or a similar state regulatory body ("PUC") or the Federal Communications Commission ("FCC"), or a municipal authority used in conjunction with Company's provision of telecommunications services (collectively, the "Communications Permits") are listed in Section 5.1(f) of the Company Disclosure Schedule. Each of the Communications Permits was duly issued and is valid and in full force and effect and has not been modified, canceled, revoked, or conditioned in any adverse manner except for such modifications, cancellations, revocations or conditions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Communications Permits has been sold, conveyed, pledged, assigned or transferred to any other party, and no other party has any present or future right to acquire use of them that would in either case, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                (g) Except as disclosed in Section 5.1(g) the Company Disclosure Schedule, the Company has complied with and is in compliance with all regulations and laws applicable to its operations under the Communications Permits, except where any such failure would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is in compliance with, and its businesses have operated in compliance with, the Communications Act of 1934, as amended, FCC regulations, or any applicable state laws or regulations, and has filed all tariffs, registrations and reports and paid all required fees, including any renewal applications, required by the Communications Act of 1934, as amended, or any applicable state regulations and has complied with the terms of each such tariff or regulation, except where any such failure would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There is no action, suit, investigation or other proceeding pending or, to the Company's knowledge, threatened against the Company which might adversely affect the Communications Permits, or the assignment of the Communications Permits to Parent or MergerCo that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No event has occurred with respect to the Communications Permits which permits or, after notice or lapse of time, or both, would permit revocation or termination thereof, or would result in any impairment of the rights of the holder of the Communications Permits or the imposition of a forfeiture against the Company or any subsequent holder of the Communications Permits with respect to the operation of the facilities authorized thereby that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                (h) The Company has delivered to Parent correct and complete copies of (a) the Company's Communications Permits and the applications related thereto together with any pending applications filed by the Company for new or modified facilities related to the purchased business, and (b) all other Permits and any tariffs filed by the Company relating to the purchased business, and any applications for additional or modified Permits to the purchased business, except for those Communications Permits or other Permits that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        5.2 Authorization, Validity and Effect of Agreements. The Company has the requisite power and authority to enter into the transactions and to execute and deliver this Agreement. The Company Board has unanimously approved this Agreement, the Merger and the other Transactions and has resolved to recommend that the holders of Company Common Stock adopt and approve this Agreement at the stockholders' meeting of the Company to be held in accordance with the provisions of Section 8.1. In connection with the foregoing, the Company Board has taken such actions and votes as are necessary on its part to render the provisions of Section 203 of the DGCL and all other applicable takeover statutes inapplicable to this Agreement, the Merger, the other Transactions and the Voting Agreement. Subject only to the approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the "Requisite Company Vote"), the execution by the Company of this Agreement and the consummation of the Transactions have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this

Agreement or to consummate the Transactions. As of the date hereof, all of the directors and executive officers of the Company have indicated that they presently intend to vote all shares of the Company Common Stock which they own to approve this Agreement and the Transactions at the stockholders' meeting of the Company to be held in accordance with the provisions of Section 8.1. This Agreement, assuming due and valid authorization, execution and delivery thereof by Parent, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

        5.3     Capitalization.

                (a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share, of the Company (the "Company Preferred Stock"). As of the date of this Agreement, (i) 31,650,108 shares of Company Common Stock were issued and outstanding, (ii) 9,775,688 shares of Company Common Stock have been authorized and reserved for issuance and are available for grant pursuant to the Company Stock Option Plan, subject to adjustment on the terms set forth in the Company Stock Option Plan, (iii) 3,493,467 options were outstanding under the Company Stock Option Plan, (iv) no shares of Company Preferred Stock were issued and outstanding, and (v) no shares of Company Common Stock and no shares of Company Preferred Stock were held in the treasury of the Company. All such issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no shares of capital stock or voting securities of the Company were issued, outstanding or reserved for issuance by the Company or outstanding other than as described above and, since such date, no shares of capital stock or other voting securities or options in respect thereof have been issued except upon the exercise of the Company Options outstanding on such date. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Except for the Company Options (all of which have been issued under the Company Stock Option Plan), there are no existing options, warrants, calls, subscriptions, convertible securities, redemption rights, or other rights, agreements or commitments to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock of, other equity interests in, or securities exchangeable for or convertible into capital stock or other equity interests in, the Company or any Company Subsidiary or any Company Subsidiary which obligate the Company to issue, transfer or sell any shares of capital stock of the Company.

                (b) Section 5.3 of the Company Disclosure Schedule sets forth a full list of the Company Options, including the name of the person to whom such Company Options have been granted, the number of shares subject to each Company Option, the per share exercise price for each Company Option and the vesting schedule for each Company Option. Except as set forth in Section 5.3 of the Company Disclosure Schedule, there are no agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares. Except as set forth in Section 5.3 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities of the Company or any Company Subsidiary. Except as set forth in Section 5.3 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act.

        5.4 Subsidiaries. The Company owns directly or indirectly each of the outstanding shares of capital stock or other equity interest of each of the Company Subsidiaries. Each of the outstanding shares of capital stock of each of the Company Subsidiaries having corporate form is duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 5.4 of the Company Disclosure Schedule, each of the outstanding shares of capital stock or other equity interest of each of the Company Subsidiaries is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims, options, rights of first refusal, agreements, limitations on the Company or such other Company's voting rights, charges or other encumbrances (collectively, "Liens"). Section 5.4 of the Company Disclosure Schedule sets forth: (i) name and jurisdiction of incorporation or organization of each subsidiary of the Company (the "Company Subsidiaries"); (ii) the authorized capital stock, share capital or other equity interest, to the extent applicable of each Company Subsidiary; and (iii) the name of each stockholder or equity interest holder and the number of issued and outstanding shares of capital stock, share capital or other equity interest held by it with respect to each Subsidiary.

        5.5 Other Interests. Except as set forth in Section 5.5 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other entity (other than investments in short-term investment securities), other than in any Company Subsidiary.

        5.6     No Violation; Consents.

                (a) Except as set forth in Section 5.6(a) of the Company Disclosure Schedule, neither the execution and delivery by the Company of this Agreement nor consummation by the Company of the Transactions in accordance with the terms hereof, will conflict with or result in a breach of any provisions of the Company Certificate or the Company Bylaws or any comparable organizational documents of any Company Subsidiary. Except as set forth in Section 5.6(a) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and consummation by the Company of the Transactions in accordance with the terms hereof will not violate, or conflict with, or result in (x) a violation of any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (y) any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Lien, upon any of the properties or assets of the Company or the Company Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation (collectively, "Contracts") to which the Company or any of the Company Subsidiaries is a party, or by which the Company or any of the Company Subsidiaries or any of their properties is bound, except in each such case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Other than the filings provided for in Article I of this Agreement, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act or applicable state securities and "Blue Sky" laws, the Communications Act of 1934, as amended, and any regulations promulgated thereunder (the "Communications Act"), the rules and regulations of local, state, or foreign PUCs (the "PUC Regulations"), and the applicable local, state, or foreign laws regulating the telecommunications industry (the "Utility Laws") (collectively, the "Regulatory Filings") the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and consummation of the Transactions does not, require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                (b) Section 5.6(b) of the Company Disclosure Letter sets forth a correct and complete list of all material Contracts to which the Company or any Company Subsidiaries are a party or by which they or their assets or properties is bound or affected under which consents or waivers are required prior to consummation of the transactions contemplated by this Agreement and the Transactions.

        5.7     SEC Documents.

                (a) The Company has filed all required forms, reports, exhibits, schedules, statements and other documents with the Securities and Exchange Commission (the "SEC") since July 21, 1999 (collectively, and including the Company's registration statement on Form S-1 dated July 20, 1999, the "Company SEC Reports"), all of which were prepared in accordance with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder (the "Securities Laws"). All required Company SEC Reports have been filed with the SEC and constitute all forms, reports, exhibits, schedules, statements and other documents required to be filed by the Company under the Securities Laws since July 21, 1999. As of their respective dates, the Company SEC Reports, including any financial statements or schedules included or incorporated therein by reference, (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents the consolidated results of operations and cash flow of the Company and the Company Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the Company and the Company Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Section 13 or 15(d) of the Exchange Act. All of such balance sheets and statements complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any documents with the SEC or any national securities exchange or quotation service or comparable Governmental Entity.

                (b) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of September 30, 1999 including the related notes, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in the related notes prepared in accordance with generally accepted accounting principles, except for liabilities or obligations incurred in the ordinary course of business since September 30, 1999 that have not resulted and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        5.8 Litigation. Except as set forth in Section 5.8 of the Company Disclosure Schedule, there is no litigation, suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction or decree which has resulted or would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

        5.9 Absence of Certain Changes. Except as disclosed in the Company SEC Reports filed with the SEC between September 30, 1999 and the date of this Agreement or in Section 5.9 of the Company Disclosure Schedule, since September 30, 1999 the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course of business and there has not been:

                (a) any declaration, setting aside or payment of any dividend or other distribution with respect to Company Common Stock or any redemption, purchase or other acquisition of the Company's securities;

                (b) any material commitment, contractual obligation (including, without limitation, any management or franchise agreement, any lease (capital or otherwise) or any binding letter of intent), borrowing, liability, guaranty, capital expenditure or transaction (each, a "Commitment") entered into by the Company or any of the Company Subsidiaries outside the ordinary course of business except for Commitments for expenses of attorneys, accountants and investment bankers incurred in connection with the Transactions;

                (c) any material change in the Company's accounting principles, practices or methods;

                (d) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by it or any Company Subsidiaries, whether or not covered by insurance, which damage, destruction or loss, individually or in the aggregate, has resulted or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

                (e) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of the Company or any Company Subsidiary except in the ordinary course of business consistent with past practice or except as required by applicable Law or pursuant to agreements in effect as of September 30, 1999;

                (f) (A) any material incurrence or assumption by the Company or any Company Subsidiary of any indebtedness for borrowed money or (B) any guarantee, endorsement or other incurrence or assumption of material liability (whether directly, contingently or otherwise) by the Company or any Company Subsidiary for the obligations of any other person (other than any wholly-owned Company Subsidiary), other than in the ordinary course of business consistent with past practice;

                (g) any creation or assumption by the Company or any Company Subsidiary of any Lien on any material asset of the Company or any Company Subsidiary, other than in the ordinary course of business consistent with past practice;

                (h) any making of any loan, advance or capital contribution to or investment in any person by the Company or any Company Subsidiary, other than in the ordinary course of business consistent with past practice or in an amount which are not in the aggregate in excess of $100,000;

                (i) (A) any Contract or agreement entered into by the Company or any Company Subsidiary on or prior to the date hereof relating to any material acquisition or disposition of any assets or business or (B) any modification, amendment, assignment or termination of or relinquishment by the Company or any Company Subsidiary of any rights under any other Contract (including any insurance policy naming it as a beneficiary or a loss payable payee) that has resulted or would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect other than transactions, commitments, contracts or agreements in the ordinary course of business consistent with past practice or those contemplated by this Agreement; or

                (j) the circuits identified in Section 5.19(c) of the Company Disclosure Schedule have not been materially altered or otherwise changed in any manner that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        5.10    Taxes.

                (a) Except as set forth in Section 5.10 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries (i) has filed, or will have filed, all Tax Returns (as defined below) required to be filed by it on or before the Closing Date (taking into account any applicable extensions) and all such Tax Returns are true, correct and complete in all material respects, and (ii) has paid, or will have paid, all Taxes (as defined below) required to be paid by it on or before the Closing Date (whether or not shown on any Tax Return), except, in each case, where the failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 5.10 of the Company Disclosure Schedule, the most recent audited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter year ended September 30, 1999 reflect an adequate reserve for all material Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with United States generally accepted in accounting principles ("GAAP"). To the knowledge of the Company, and except as set forth in
Section 5.10 of the Company Disclosure Schedule, no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of the Company Subsidiaries, there are no Tax liens on any assets of the Company or of any of the Company Subsidiaries (other than Liens for current Taxes not yet due), and no requests for waivers of the time to assess any such Taxes are pending. Section 5.10 of the Company Disclosure Schedule lists all (A) Tax sharing allocation or indemnification agreements and (B) agreements for exemptions with Governmental Entities to which the Company or any of the Company Subsidiaries is a party.

                (b) Except as set forth on Schedule 5.10 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has been a member of any "affiliated group" (as defined in section 1504(a) of the Code) other than the affiliated group of which the Company is the "parent" and, except with respect to any group of which only the Company and/or its Subsidiaries are members, is not subject to Treas. Reg. Section 1.1502-6 (or any similar provision under foreign, state or local law) for any period.

Except as set forth on Schedule 5.10 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code (or any similar provision of state, local or foreign tax law) by reason of a voluntary change in accounting method initiated by the Company or any of the Company Subsidiaries, and to the knowledge of the Company the Internal Revenue Service has not initiated or proposed any such adjustment or change in accounting method. Except as set forth on Schedule 5.10 of the Company Disclosure Schedule, no closing agreement that could affect the Taxes of the Company or any of the Company Subsidiaries for periods ending after the Effective Time pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company or any of the Company Subsidiaries. Except as set forth on Schedule 5.10 of the Company Disclosure Schedule, there is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company or any of the Company Subsidiaries by reason of Section 162(m) or Section 280G of the Code and neither the Company nor any of the Company Subsidiaries has made or expects to make any such payments. Neither the Company nor any of the Company Subsidiaries is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                (c) For purposes of this Agreement, "Taxes" means all federal, state, local and foreign income, property, sales, franchise, employment, excise, use, franchise, capital stock, withholding, payroll, gross receipts, value added, transfer and gains and other taxes, tariffs or governmental charges of any nature whatsoever, together with any interest, penalties or additions to Tax with respect thereto.

                (d) For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a domestic or foreign taxing authority in connection with Taxes.

        5.11    Real Property Leases; Properties.

                (a) Section 5.11 of the Company Disclosure Schedule is a true and correct Schedule of all real property leased, subleased, licensed or occupied or used by the Company or any Company Subsidiary under any agreements, other than point-of-presence related agreements ("POP Agreements"), (collectively, the "Leases") to or by the Company or any of the Company Subsidiaries (collectively, the "Real Property") and lists the dates of and parties to each such Lease, the dates and parties to each amendment, modification, supplement to such Lease, the term of such Lease, any extension and expansion options, and the rent payable thereunder. Neither the Company nor any Company Subsidiary owns any real property. The Company has delivered to Parent complete and accurate copies of the Leases (as amended to date).

                (b) With respect to each of the Leases, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

                        (i) each Lease is legal, valid, binding, enforceable obligation of the Company;

                        (ii) each Lease will continue to be legal, valid, binding, enforceable obligation of the Company immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

                        (iii) neither the Company nor, to the knowledge of the Company, any other party, is in material breach or violation of, or default under, any such Lease, and, to the knowledge of the Company, no event has occurred, is pending or, is threatened, which, after the giving of notice, with lapse of time, would constitute a material breach or default by the Company or, to the knowledge of the Company, any other party under such Lease nor has any termination event or on condition occurred under the Leases;

                        (iv) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

                        (v) to the knowledge of the Company, there are no Liens, easement, covenant or other restriction applicable to the Real Property, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by the Company of the property subject thereto;

                        (vi) neither the Company nor any Company Subsidiary thereof has any ownership, financial or other interest in the landlord under any Lease;

                        (vii) there are no Leases granting to any person or entity other than the Company or any of the Company Subsidiaries any right to the possession, use, occupancy or enjoyment of the Real Property, or any portion thereof;

                        (viii) there is no underlying mortgage, deed of trust, lease, grant of term or other estate in or interest affecting any Real Property which is superior to the interest of the Company and the Company Subsidiaries, as tenants under the applicable Lease; and

                        (ix) except for as disclosed in Section 5.11(c) of the Company Disclosure Schedule or easements, rights-of-way and other non-monetary encumbrances of a minor nature that do not individually or in the aggregate (i) interfere in any material respect with, or materially increase the cost of, the use, occupancy or operation of the applicable parcel of Real Property as currently used, occupied and operated or (ii) materially reduce the fair market value of the applicable parcel of Real Property below the fair market value such parcel would have had but for such encumbrances, the Real Property is free and clear of all liens, pledges, mortgages, deeds of trust, security interests, claims, leases, licenses, charges, options, rights of first refusal, easements, servitudes, transfer restrictions, encumbrances, restrictive covenants, encroachment or other survey defect or any other restriction or limitation whatsoever and the Company or one of the Company Subsidiaries holds the leasehold estate and interest in each Lease free and clear of all liens, pledges, mortgages, deeds of trust, security interests, claims, leases, licenses, charges, options, rights of first refusals, easements, servitudes, transfer restrictions, encumbrances or any other restriction or limitation whatsoever.

                (c) All of the land, buildings, structures and other improvements used by the Company and the Company Subsidiaries in the conduct of their businesses are included in the Real Property, except for such land, buildings, structures and other improvements that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                (d) Each of the POP Agreements of the Company and the Company Subsidiaries constitute legal, valid, binding, enforceable obligation of the Company and will continue to be legal, valid, binding, enforceable obligation of the Company immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, except for those the absence of which would not in the aggregate reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary, nor to the Company's knowledge, any other person, is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any POP Agreement to which the Company or a Company Subsidiary is a party or by which it or any of its properties or assets is bound or affected, except for violations or defaults that have not resulted and would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                (e) Except as set forth in Section 5.11(f) of the Company Disclosure Schedule, the Company and the Company Subsidiaries own good and marketable title, free and clear of all Liens, to all of the property and assets shown on the Company's balance sheet at September 30, 1999 as reflected in the Company SEC Reports (the "Company Balance Sheet") or acquired after September 30, 1999, except for (A) assets which have been disposed of to nonaffiliated third parties since September 30, 1999 in the ordinary course of business, (B) Liens reflected in the Company Balance Sheet, (C) Liens or imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present or presently contemplated use of the assets subject thereto or affected thereby, and (D) Liens for current Taxes not yet due and payable. All of the machinery, equipment and other tangible personal property and assets owned or used by the Company and the Company Subsidiaries are, to the Company's knowledge, in good condition and repair, except for ordinary wear and tear not caused by neglect, and are useable in the ordinary course of business.

        5.12    Intellectual Property.

                (a) Section 5.12(a) of the Company Disclosure Letter sets forth all United States and foreign patents and patent applications, trademark and service mark registrations and applications, Internet domain name registrations and applications, and copyright registrations and applications owned or licensed by the Company and material to the business of the Company and the Company Subsidiaries, taken as a whole, as conducted as of the date hereof, specifying as to each item, as applicable: (i) the owner of the item; and (ii) the issuance, registration or application numbers and dates.

                (b) Section 5.12(b) of the Company Disclosure Letter sets forth all material licenses, sublicenses, and other agreements or permissions ("IP Licenses") under which the Company is a licensor or licensee or otherwise is authorized to use or practice any Intellectual Property. For purposes of this Agreement, "Intellectual Property" means all of the following as they exist in all jurisdictions throughout the world, in each case, to the extent owned by, licensed to, or otherwise used by the Company or any Company Subsidiaries or, as applicable, Parent or any Parent Subsidiary: (A) patents, patent applications, and other patent rights (including any divisions, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted); (B) trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof; (C) copyrights, including all renewals and extensions, copyright registrations and applications for registration, and non-registered copyrights; (D) trade secrets, concepts, ideas, designs, research, processes, procedures, techniques, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection); and (E) computer software programs, including all source code, object code, and documentation related thereto.

                (c) Except as set forth in Section 5.12(c) of the Company Disclosure Schedule, the Company or the Company Subsidiaries are the owner of free and clear of any Liens, or a licensee under a valid sufficient license for, all Intellectual Property that is material to the business of the Company and the Company Subsidiaries conducted as of the date hereof, taken as a whole. Except as disclosed in the Company SEC Reports or Section 5.12(c) of the Company Disclosure Schedule, there are no claims pending or, to the Company's knowledge, threatened, that the Company or any Company Subsidiary is in violation of any such intellectual property right of any third party or that challenges the validity, enforceability, ownership, or right to use, sell, or license any Intellectual Property which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and, to the Company's knowledge, no third party is in violation of any intellectual property rights of the Company or any Company Subsidiary which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                (d) The Company and/or one or more of its Subsidiaries owns, or is licensed or otherwise possesses valid rights to use, all material computer software programs or applications, including the Company's web-based customer care and billing system, and other tangible or intangible proprietary information or materials (the "Software") that are used in the business of the Company and the Company Subsidiaries as conducted as of the date hereof, except for software that is "off the shelf" or "shrink-wrapped" and except for any such failures to own, be licensed or possess that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. In addition to the foregoing, as to the Company's web-based customer care and billing system, the Company owns all source code, object code, and documents related thereto, except as would not reasonably be expected to have a Company Material Adverse Effect. The Software performs in conformance with its documentation and is fully and freely transferable to Parent without any third party consents, except for failures to perform or to be fully and freely transferable that, individually or in the aggregate, have not resulted and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

        5.13 Environmental Matters. The Company and the Company Subsidiaries are and have been in compliance with all Environmental Laws (as defined below), except for any noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, "Environmental Laws" shall mean all federal, state and local laws, rules, regulations, ordinances and orders that regulate the release of hazardous substances or other pollutants or contaminants into the environment, or impose requirements relating to environmental protection, pollution or health and safety. As used in this Agreement, "Hazardous Materials" means any "hazardous waste" as defined in either the United States Resource Conservation and Recovery Act or regulations adopted pursuant to said act, any "hazardous substances" or "hazardous materials" as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and, to the extent not included in the foregoing, any oil or fractions thereof, pollutants or contaminants. Except as set forth in Section 5.13 of the Company Disclosure Schedule, there is no administrative or judicial enforcement proceeding or other claim, demand, order, decree or judgment pending, or to the knowledge of the Company, threatened against the Company or any Company Subsidiary under any Environmental Law. Except as set forth in Section 5.13 of the Company Disclosure Schedule, neither the Company nor any Subsidiary or, to the knowledge of the Company, any legal predecessor of the Company or any Subsidiary, has received any written notice that it is potentially responsible under any Environmental Law for response costs or natural resource damages, as those terms are defined under the Environmental Laws, at any location and neither the Company nor any Subsidiary has transported or disposed of, or arranged for any third party to transport or dispose of, any Hazardous Materials at any location included on the National Priorities List, as defined under CERCLA or any location proposed for inclusion on that list or at any location on any analogous state list. Except as set forth in Section 5.13 of the Company Disclosure Schedule, (i) the Company has no knowledge of any release on the real property owned or leased by the Company or any Company Subsidiary or predecessor entity of Hazardous Materials in a manner that could result in an order to which the Company or any Company Subsidiary is subject to perform a response action or in material liability to the Company or any Company Subsidiary under the Environmental Laws, and (ii) to the Company's knowledge, there is no hazardous waste treatment, storage or disposal facility, underground storage tank, landfill, surface impoundment, underground injection well, friable asbestos or PCB's, as those terms are defined under the Environmental Laws, located at any of the real property owned or leased by the Company or any Company Subsidiary or predecessor entity or facilities utilized by the Company or the Company Subsidiaries in a condition likely to result in material liability to the Company or any Company Subsidiary under Environmental Laws.

        5.14    Employee Benefit Plans.

                (a) Section 5.14(a) of the Company Disclosure Schedule sets forth a list of every Benefit Plan (as hereinafter defined) that is maintained by the Company or an Affiliate (as hereinafter defined) on the date hereof (each a "Company Benefit Plan").

                (b) Each Company Benefit Plan which has been intended to qualify under Section 401(a) of the Code, has received a favorable determination or approval letter from the Internal Revenue Service ("IRS") regarding its qualification under such section, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption. Each Company Benefit Plan that requires registration with a government body has been so registered.

                (c) With respect to any Company Benefit Plan, there has been no event in that could subject, directly or indirectly, the Company or any Affiliate or any Company Benefit Plan to any material liability under ERISA, the Code or any other law, regulation or governmental order applicable to any Company Benefit Plan, including, without limitation, Section 406, 409, 502(i), 502(l) or 4069 of ERISA, or Section 4971, 4975 or 4976 of the Code, or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which the Company or any Affiliate has agreed to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirement of, any such statute, regulation or order. Except as set forth on
Section 5.14(b) of the Company Disclosure Schedule, there are no actions, liens, suits or claims pending or, to the knowledge of the Company or any Affiliate, threatened (other than routine claims for benefits) with respect to any Company Benefit Plan as to which the Company or any Affiliate has or could reasonably be expected to have any direct or indirect actual or contingent material liability. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Company's knowledge, threatened with respect to any such Company Benefit Plan.

                (d) Neither the Company nor any Affiliate maintains or has any obligation to contribute to, or has within the preceding six years maintained or contributed to, or has had during such period the obligation to maintain or contribute to, or may have any liability with respect to, any Company Benefit Plan subject to Title IV of ERISA, Section 412 of the Code, any Multiemployer Plan or any "multiple employer plan" within the meaning of the Code or ERISA or the regulations promulgated thereunder.

                (e) Except as provided in Section 5.14(c) of the Disclosure Schedule, neither the Company nor any Affiliate is a party to any plan or agreement that will, as a result of the consummation of the transactions contemplated by this Agreement or otherwise,

(i) result in the acceleration of the time for payment or vesting of, or increase the amount of compensation due to any employee, former employee, consultant or independent contractor, (ii) reasonablely be expected to result in any "excess parachute payment" under Section 280G of the Code or any payment which is non-deductible under Section 162(m) of the Code. The consummation of the transactions contemplated by this Agreement will not entitle any employee or former employee to severance pay or similar payment which payments, individually or in the aggregate, would be material to the Company and the Company Subsidiaries.

                (f) Neither the Company nor any Affiliate has an announced plan or legally binding commitment to create any additional Company Benefit Plans or to amend or modify any existing Company Benefit Plan, other than amendments to comply with law.

                (g) Neither the Company nor any Affiliate has any material liability, whether absolute or contingent, direct or indirect, including any obligations under any Company Benefit Plan, with respect to any misclassification of a person as an independent contractor rather than as an employee or with respect to any employees "leased" from any employer.

                (h) Neither the Company nor any Affiliate has any obligation to provide or any direct or indirect liability, whether contingent or otherwise, with respect to the provision of health or death benefits to or in respect of former employees, except as may be required pursuant to COBRA or state health coverage continuation law and the costs of which are fully paid by such former employees.

                (i) Each Company Benefit Plan which is a "group health plan" (as defined in Section 601 of ERISA) is in material compliance with the provisions of COBRA, HIPAA and any other applicable federal, state or local law.

                (j) With respect to each Company Benefit Plan, complete and correct copies of the following documents (if applicable to such Company Benefit
Plan) have previously been delivered to Parent: (i) all documents embodying or governing such Company Benefit Plan, and any funding medium for such Company Benefit Plan (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Company Benefit Plan under Code Section 401(a), and any applications for determination or approval subsequently filed with the IRS; (iii) the current summary plan description for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto; and for the three most recent years,
(w) the Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (x) audited financial statements; (y) actuarial valuation reports, if any; and (z) attorney's response to an auditor's request for information.

                (k)     For purposes of Sections 5.14 and 6.14 of this
Agreement:

                        (i) "Benefit Plan" means any plan, program, arrangement, agreement or commitment which is an employment, consulting or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, life, health, disability or accident insurance plan, or vacation, or other employee benefit plan, program, arrangement, agreement or commitment, including, without limitation, any "employee benefit plan" as defined in
        Section 3(3) of ERISA;

                        (ii) An entity "maintains" a Benefit Plan if such entity sponsors, contributes to, or provides benefits under or through such Benefit Plan, or has any obligation (by agreement or under applicable law) to contribute to, or has any direct or indirect liability, whether contingent or otherwise, with respect to any such Benefit Plan, or if such Benefit Plan provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries);

                        (iii) An entity is an "Affiliate" of another entity if it would have ever been considered a single employer with such other entity under ERISA Section 4001(b) or part of the same "controlled group" as such other entity for purposes of ERISA Section 302(d)(8)(C) and Sections 414(b), (c), (m) or (o) of the Code; and

                        (iv) "Multiemployer Plan" means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements;

                        (v)     "COBRA" means Section 4980B of the Code and
        Section 601 et seq. of ERISA, and regulations thereunder; and

                        (vi) "HIPAA" means the Health Insurance Portability and Accountability Act of 1996.

        5.15    Labor Matters.

                        (i) Except as disclosed in Section 5.15 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries relating to their business. To the Company's knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries.

                        (ii) Neither the Company nor any Company Subsidiary has violated any provision of federal or state law or any governmental rule or regulation, or any order, decree, judgment arbitration award of any court, arbitrator or any government agency regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including, without limitation, laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees, except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        5.16 No Brokers. Neither the Company nor any of the Company Subsidiaries has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of such entity or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions, except that the Company has retained Morgan Stanley Dean Witter ("Morgan Stanley") as its financial advisor in connection with the Transactions. The Company has delivered to Parent a true and complete copy of any contract, agreement or understanding entered into with Morgan Stanley in connection with the Merger or the Transactions. Other than the foregoing arrangements and Parent's arrangements with Goldman Sachs & Co. and Albert Schneider, the Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions.

        5.17 Opinion of Financial Advisor. The Company has received the opinion of Morgan Stanley to the effect that, as of the date hereof, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view. The Company has delivered or will promptly after receipt of such written opinion, deliver a signed copy of that opinion to Parent.

        5.18 Non-Competition Agreements. Except as set forth in Section 5.18 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to any agreement which purports to restrict or prohibit in any material respect the Company and the Company Subsidiaries collectively from, directly or indirectly, engaging in any business involving Internet service access or telecommunications currently engaged in by the Company, any Company Subsidiary or any other persons affiliated with the Company. None of the Company's officers, directors or key employees is a party to any agreement which, by virtue of such person's relationship with the Company, restricts in any material respect the Company or any Company Subsidiary or affiliate of either of them from, directly or indirectly, engaging in any of the businesses described above.

        5.19    Material Contracts.

                (a) Schedule 5.19(a) of the Company Disclosure Letter lists or describes, and the Company has been furnished copies of all material contracts or arrangements to which the Company or any Company Subsidiary is a party or to which its assets, property or business is bound or subject (other than contracts between the Company and any Company Subsidiary), which involve aggregate payments by or to the Company or any Company Subsidiary (including, without limitation, payments pursuant to a guaranty of any obligations of any Company Subsidiary or third party) of $100,000 or more, whether or not made in the ordinary course of business (the "Company Contracts").

                (b)     Except for the Company Contracts or as set forth in
Section 5.19(b) of the Company Disclosure Schedule, there is no Contract that is material to the business, results of operations, assets, properties or financial condition of the Company and the Company Subsidiaries taken as a whole. Each of the Company Contracts constitutes a valid and legally binding obligation of the Company or such Company Subsidiary and, to the knowledge of the Company, of the other parties thereto, enforceable in accordance with its terms, and is in full force and effect, except to the extent the failure to be so valid, binding or enforceable, has not and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary, nor to the Company's knowledge, any other person, is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which the Company or a Company Subsidiary is a party or by which it or any of its properties or assets is bound or affected, except for violations or defaults that have not resulted and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has satisfied all volume commitment requirements under the applicable Company Contracts to allow for the most favorable pricing structure to be provided to the Company under such Company Contracts. Set forth in Schedule 5.19(b), the Company Disclosure Letter is a description of any material changes to the amount and terms of the indebtedness of the Company and the consolidated Company Subsidiaries as described in the notes to the financial statements set forth as incorporated by reference in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999. The aggregate amount of indebtedness of the Company and the Company Subsidiaries which is outstanding under the Amended and Restated Credit Agreement, dated as of July 26, 1999, among Voyager Information, Inc., Fleet National Bank, as agent and certain lenders, is no more than $23,750,000.

                (c) Section 5.19(c) of the Company Disclosure Schedule sets forth a true and complete list as of February 1, 2000 of all circuit and related agreements and any amendments, supplements or other modifications thereto except for those circuit and related agreements that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        5.20 Certain Agreements. Except as set forth in Section 5.20 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to any oral or written (i) agreement with any executive officer or other key employee of the Company or Company Subsidiary the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement, or agreement with respect to any executive officer of the Company providing any term of employment or compensation guarantee (x) extending for a period longer than one year after the Effective Time or (y) for the payment of in excess of $100,000 or (ii) plan or arrangements, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

        5.21 Subscribers. The Company has at least 325,000 subscribers as calculated in accordance with the Company's customary practices. As used herein, the term "Subscriber" means a customer of the Company or a Company Subsidiary who (i) is currently connected to and receiving Internet access service from the system and (ii) is being charged and is paying for such service. Notwithstanding the foregoing, it shall not be deemed to be a reduction in the number of Subscribers if a Subscriber continues to remain as a customer of the Company, even though such Subscriber has been aggregated with one or more other Subscribers into one account.

        5.22 Information. None of the information to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or the Form S-4 will, in the case of the Form S-4, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated in that Form S-4 or necessary to make the statements in that Form S-4 not misleading, or, in the case of the Proxy Statement or any amendments of or supplements to the Proxy Statement, at the time of the mailing of the Proxy Statement and any amendments of or supplements to the Proxy Statement and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in that Proxy Statement or necessary in order to make the statements in that Proxy Statement, in light of the circumstances under which they are made, not misleading. The Proxy Statement (except for those portions of the Proxy Statement that relate only to Parent or Parent Subsidiaries or affiliates of Parent) will comply as to form in all material respects with the provisions of the Exchange Act.

        5.23 Vote Required. The Requisite Company Vote is the only vote of the holders of any class or series of the Company's capital stock necessary (under the Company Certificate and Company By-laws, the DGCL, other applicable Law or otherwise) to approve this Agreement, the Merger or the other Transactions.

        5.24 Definition of the Company's Knowledge. As used in this Agreement, the phrase "to the knowledge of the Company" or any similar phrase means the actual (and not the constructive or imputed) knowledge after due inquiry of Christopher P. Torto, Osvaldo deFaria, Glenn R. Friedly and James Militello.

                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF PARENT

        Except as set forth in the disclosure letter delivered at or prior to the execution hereof to the Company, which shall refer to the relevant Sections of this Agreement (the "Parent Disclosure Schedule"), each of Parent and MergerCo represents and warrants to the Company as follows:

        6.1     Existence; Good Standing; Authority; Compliance With Law.

                (a) Each of Parent and MergerCo is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Except as set forth in Section 6.1 of Parent Disclosure Schedule, each of Parent and MergerCo is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets, properties, results of operations or financial condition of Parent and the Parent Subsidiaries (as defined herein) taken as a whole (a "Parent Material Adverse Effect"). Each of Parent and MergerCo has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

                (b) Each of the Parent Subsidiaries is a corporation, partnership or limited liability company (or similar entity or association in the case of those Parent Subsidiaries organized and existing other than under the laws of a state of the United States) duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or other power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except for jurisdictions in which such failures to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

                (c) Except as set forth in Section 6.1(c) of the Parent Disclosure Schedule, neither Parent, MergerCo nor any of the Parent Subsidiaries is in violation of any order of any court, Governmental Entity or arbitration board or tribunal, or any Law, applicable to Parent, MergerCo or any Parent Subsidiary or by which any of their respective properties or assets is bound or affected by which violation would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent, MergerCo and the Parent Subsidiaries have obtained all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, waivers, rights, certificates, approvals and orders of, and registrations required to be made with any Governmental Entity that are material to its business as it is now being or is intended to be conducted (the "Parent Permits"), where the failure to obtain any such Parent Permits would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

                (d) The copies of the Parent's Memorandum of Association ("Parent Certificate") and by-laws ("Parent ByLaws"), each as amended through the date of this Agreement that are incorporated by reference in, as exhibits to the Parent's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 and all comparable corporate organizational documents of the Parent Subsidiary made available to the Company by Parent are complete and correct copies of those documents. Such Memorandum of Association and by-laws and all comparable organizational documents of the Parent Subsidiaries are in full force and effect. The Parent is not in violation of any of the provisions of such Memorandum of Association or by-laws.

        6.2 Authorization, Validity and Effect of Agreements. Each of Parent and MergerCo has the requisite power and authority to enter into the Transactions and to execute and deliver this Agreement. The Parent Board has unanimously approved this Agreement, the Merger and the other Transactions and has resolved to recommend that the holders of Parent Common Stock adopt and approve this Agreement at the stockholders' meeting of Parent to be held in accordance with the provisions of Section 8.1. The Board of Directors of MergerCo (the "MergerCo Board") and the stockholders of MergerCo have approved this Agreement and the Transactions. Subject only to the approval of this Agreement by the holders of a majority of the outstanding shares of Parent Common Stock (the "Requisite Parent Vote"), the execution by Parent of this Agreement and the consummation of the Transactions have been duly authorized by all requisite corporate action on the part of Parent and MergerCo and no other corporate proceedings on the part of Parent or MergerCo are necessary to authorize this Agreement or to consummate the Transactions. As of the date hereof, all of the directors and executive officers of Parent have indicated that they presently intend to vote all shares of Parent Common Stock which they own to approve this Agreement and the Transactions at the stockholders' meeting of Parent to be held in accordance with the provisions of Section 8.1. This Agreement, assuming due and valid authorization, execution and delivery thereof by the Company, constitutes a valid and legally binding obligation of Parent and MergerCo, enforceable against Parent and MergerCo in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

        6.3 Capitalization. The authorized capital stock of Parent consists of 75,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share, of Parent ("Parent Preferred Stock"). As of March 6, 2000, (i) 39,213,036 shares of Parent Common Stock were issued and outstanding, (ii) 19,125,000 shares of Parent Common Stock have been authorized and reserved for issuance and are available for grant pursuant to Parent's stock option plans (the "Parent Stock Option Plans"), subject to adjustment on the terms set forth in Parent Stock Option Plans, (iii) 10,511,875 options (the "Parent Options") were outstanding under Parent Stock Option Plans, (iv) no shares of Parent Preferred Stock were issued and outstanding, and (v) no shares of Parent Common Stock and no shares of Parent Preferred Stock were held in the treasury of

Parent. As of the date of this Agreement, no shares of capital stock or voting securities of Parent were issued, outstanding or reserved for issuance by Parent or outstanding other than as described above and, since such date, no shares of capital stock or other voting securities or options in respect thereof have been issued except upon the exercise of the Parent Options outstanding on such date. The authorized capital stock of MergerCo consists of 1,500 shares of MergerCo Common Stock, of which 1,500 shares were outstanding as of the date of this Agreement. All such issued and outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Parent has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. Except as set forth in the Parent SEC Reports and in Section 6.3 of the Parent Disclosure Schedule, there are no existing options, warrants, calls, subscriptions, convertible securities, redemption rights or other rights, agreements or commitments to which Parent is a party or by which Parent is bound relating to the issued or unissued capital stock of, other equity interests in, or securities exchangeable for or convertible into capital stock or other equity interests in, Parent or any Parent Subsidiary or any Parent Subsidiary which obligate Parent to issue, transfer or sell any shares of capital stock of Parent, other than the Parent Options. Except as set forth in Section 6.3 of Parent Disclosure Schedule or in the Parent SEC Reports, there are no agreements or understandings to which Parent or any Parent Subsidiary is a party with respect to the voting of any shares of capital stock of Parent or which restrict the transfer of any such shares, nor does Parent have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares. Except as set forth in Section 6.3 of Parent Disclosure Schedule or in the Parent SEC Reports, there are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities of Parent or any Parent Subsidiary. Except as set forth in
Section 6.3 of Parent Disclosure Schedule or in the Parent SEC Reports, neither Parent nor any Parent Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act.

        6.4 Subsidiaries. Parent owns directly or indirectly each of the outstanding shares of capital stock or other equity interest of MergerCo and each of the Parent Subsidiaries. Each of the outstanding shares of capital stock of MergerCo and each of the Parent Subsidiaries having corporate form is duly authorized, validly issued, fully paid and nonassessable. Each of the outstanding shares of capital stock or other equity interest of MergerCo and each of the Parent Subsidiaries is owned, directly or indirectly, by Parent free and clear of all Liens. Section 6.4 of Parent Disclosure Schedule sets forth:
(i) the name and jurisdiction of incorporation or organization of each Subsidiary of Parent ("Parent Subsidiaries") and (ii) the name of each stockholder or equity interest holder and the number of issued and outstanding shares of capital stock, share capital or other equity interest held by it with respect to each Parent Subsidiary.

        6.5 Other Interests. Except as set forth in Section 6.5 of Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other entity (other than investments in short-term investment securities), other than in any Parent Subsidiary.

        6.6     No Violation; Consents.

                (a) Except as set forth in Section 6.6(a) of Parent Disclosure Schedule, neither the execution and delivery by Parent of this Agreement nor consummation by Parent of the Transactions in accordance with the terms hereof, will conflict with or result in a breach of any provisions of Parent Certificate or Parent ByLaws or any comparable organizational documents of any Parent Subsidiary. Except as set forth in Section 6.6(a) of Parent Disclosure Schedule, the execution and delivery by Parent of this Agreement and consummation by Parent of the Transactions in accordance with the terms hereof will not violate, or conflict with, or result in (x) a violation of any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (y) any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Parent or the Parent Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any Contract to which Parent or any of Parent Subsidiaries is a party, or by which Parent or any of the Parent Subsidiaries or any of their properties is bound, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Other than the Regulatory Filings, the execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent and consummation of the Transactions does not, require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

                (b) Section 6.6(b) of the Parent Disclosure Letter sets forth a correct and complete list of all material Contracts to which Parent or any Parent Subsidiaries are a party or by which they or their assets or properties is or may be bound or affected under which consents or waivers are required prior to consummation of the transactions contemplated by this Agreement and the Transactions.

        6.7 SEC Documents. Parent has filed all required forms, reports, exhibits, schedules, statements and other documents with the SEC since September 2, 1998 (collectively, the "Parent SEC Reports"), all of which were prepared in accordance with the applicable requirements of the Securities Laws. All required Parent SEC Reports have been filed with the SEC and constitute all forms, reports, exhibits, schedules, statements and other documents required to be filed by Parent under the Securities Laws since September 2, 1998. As of their respective dates, Parent SEC Reports, including any financial statement or schedules included or incorporated therein by reference (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and
(ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Parent included in or incorporated by reference into Parent SEC Reports (including the related notes and schedules) fairly presents the consolidated results of operations and cash flow position of Parent and Parent Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Parent included in or incorporated by reference into Parent SEC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Parent and Parent Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Section 13 or 15(d) of the Exchange Act. All of such balance sheets and statements complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. No Parent Subsidiary is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any documents with the SEC or any national securities exchange or quotation service or comparable Governmental Entity.

        6.8 Litigation. Except as set forth in Section 6.8 of Parent Disclosure Schedule and in the Parent SEC Reports, there is no litigation, suit, claim, action or proceeding pending or, to the knowledge of Parent, threatened against Parent or any of Parent Subsidiaries, as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, has resulted or would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        6.9 Absence of Certain Changes. Except as disclosed in Parent SEC Reports filed with the SEC between September 30, 1999 and the date of this Agreement or in Section 6.9 of the Parent Disclosure Schedule, since September 30, 1999 Parent and Parent Subsidiaries have conducted their businesses only in the ordinary course of business and there has not been:

                (a) any declaration, setting aside or payment of any dividend or other distribution with respect to Parent Common Stock or any redemption, purchase or other acquisition of Parent's securities;

                (b) any Commitment entered into by Parent or any of Parent Subsidiaries outside the ordinary course of business except for Commitments for expenses of attorneys, accountants and investment bankers incurred in connection with the Transactions;

                (c) any material change in Parent's accounting principles, practices or methods; or

                (d) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by it or any Parent Subsidiaries, whether or not covered by insurance, which damage, destruction or loss, individually or in the aggregate, has resulted or would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        6.10 Intellectual Property. Parent or the Parent Subsidiaries are the owner free and clear of any Liens of, or a licensee under a valid unrestricted license for, all Intellectual Property which are material to the business of Parent and the Parent Subsidiaries as currently conducted, taken as a whole. Except as disclosed in Parent SEC Reports or Section 6.10 of Parent Disclosure Schedule, there are no claims pending or, to Parent's knowledge, threatened, that Parent or any Parent Subsidiary is in violation of any such intellectual property right of any third party or that challenges the validity, enforceability, ownership, or right to use, sell, or license any Intellectual Property which would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, and, to Parent's knowledge, no third party is in violation of any intellectual property rights of Parent or any Parent Subsidiary which would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        6.11 No Brokers. Neither Parent nor any of Parent Subsidiaries has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of such entity or the Company to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions, except that Parent has retained Goldman, Sachs & Co. and Albert Schneider as its financial advisor in connection with the Transactions. Other than the foregoing arrangements and the Company's arrangements with Morgan Stanley, Parent is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions.

        6.12 Opinion of Financial Advisor. Parent has received the opinion of Goldman, Sachs & Co. to the effect that, as of the date hereof, the Merger Consideration is fair to the holders of Parent Common Stock from a financial point of view.

        6.13 Taxes. Except as set forth in Section 6.13 of the Parent Disclosure Schedule, each of the Parent and the Parent Subsidiaries (i) has filed, or will have filed, all Tax Returns required to be filed by it on or before the Closing Date (taking into account any applicable extensions) and all such Tax Returns are true, correct and complete in all material respects, and
(ii) has paid, or will have paid, all Taxes required to be paid by it on or before the Closing Date (whether or not shown on any Tax Return), except, in each case, where the failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Except as set forth in Section 6.13 of the Parent Disclosure Schedule, the most recent unaudited financial statements contained in the Parent's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 reflect an adequate reserve for all material Taxes payable by the Parent and the Parent Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with United States GAAP. To the knowledge of the Parent, and except as set forth in Section 6.13 of the Parent Disclosure Schedule, no deficiencies for any Taxes have been proposed, asserted or assessed against the Parent or any of the Parent Subsidiaries, there are no Tax liens on any assets of the Parent or of any of the Parent Subsidiaries (other than liens for current Taxes not yet due), and no requests for waivers of the time to assess any such Taxes are pending. The transactions described in Section 8.11, including the Reincorporation (as defined herein), will not result in any material Tax liability to Parent or to ATX.

        6.14 Employee Benefit Plans. Each Parent Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section, and neither the Parent nor any Affiliate knows of any event that has occurred which would preclude qualified status. With respect each Parent Benefit Plan, there has been no material failure to comply with any applicable provision of ERISA, the Code or any other law which would subject the Parent or any Affiliate to liability for any damages, penalty, or taxes that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        6.15 Definition of Parent's Knowledge. As used in this Agreement, the phrase "to the knowledge of Parent" or any similar phrase means the actual (and not the constructive or imputed) knowledge after due inquiry of the executive officers of Parent.


                                   ARTICLE VII

                                    COVENANTS

        7.1     No Solicitations.

                (a) The Company represents and warrants that it has terminated, and has caused its subsidiaries and affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives to terminate, any activities, discussions or negotiations relating to, or that may be reasonably be expected to lead to, any Acquisition Proposal (as hereinafter defined) and will promptly request the return of all confidential information regarding the Company provided to any third party prior to the date of this Agreement pursuant to the terms of any confidentiality agreements. From the date hereof until the termination hereof and except as permitted by the following provisions of this Section 7.1, the Company shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other advisor or Representative retained by it to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes an Acquisition Proposal or any inquiries or making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, or (ii) participate in any activities, discussions or negotiations regarding an Acquisition Proposal; provided, however, that subject to compliance by the Company with the provisions of Section 7.1(b), the Company Board may furnish information to, or enter into discussions or negotiations with, any person that makes an unsolicited written Acquisition Proposal if, and only to the extent that (A) the Company Board, after consultation with its outside legal counsel, determines in good faith that such action is necessary for the Company Board to comply with its fiduciary duties to the Company's stockholders under applicable law, (B) such Acquisition Proposal is not subject to any financing contingencies or is, in the good faith judgment of the Company Board after consultation with a nationally recognized financial advisor, reasonably capable of being financed, and is at least as likely to be consummated as is the Merger, (C) the Company Board determines in good faith that such Acquisition Proposal, based upon such matters as it deems relevant (including consultation with a nationally recognized financial advisor) would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the Merger (any such more favorable Acquisition Proposal being referred to herein as a "Superior Proposal"), (D) the Company receives from such person an executed confidentiality agreement in reasonably customary form and (E) at least three (3) business days prior to taking such action, the Company shall provide written notice to Parent to the effect that it is taking such action.

                (b) Prior to providing any information to or entering into discussions with any person in connection with an Acquisition Proposal by a person as set forth in Section 7.1(a), the Company shall notify Parent orally and in writing of any Acquisition Proposal (including, without limitation, the material terms and conditions thereof and the identity of the person making it) or any inquiries indicating that any person is considering making or wishes to make an Acquisition Proposal, as promptly as practicable (but in no case later than 24 hours) after its receipt thereof, and shall provide Parent with a copy of any written Acquisition Proposal or amendments or supplements thereto, and shall thereafter inform Parent on a prompt basis of (x) any material changes to the terms and conditions of such Acquisition Proposal, and shall promptly give Parent a copy of any information delivered to such person that amends or supplements the Acquisition Proposal and that has not previously been provided to Parent, and (y) any request by any person for nonpublic information relating to its or any Company Subsidiaries' properties, books or records.

                (c) The Company Board will not withdraw or modify, or propose to withdraw or modify, in any manner adverse to Parent, its approval or recommendation of this Agreement or the Merger except in connection with a Superior Proposal and then only upon or after the termination of this Agreement pursuant to Section 10.1(c) and payment to Parent of the amounts referred to in
Section 10.2(b).

                (d) Nothing contained in this Section 7.1 shall prohibit the Company from at any time taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or making any disclosure required by Rule 14a-9 promulgated under the Exchange Act if, the Company Board determines, in its good faith reasonable judgment after consultation with outside legal counsel, that failure to so disclose would be inconsistent with its obligations under applicable law.

                (e) As used in this Agreement, the term "Acquisition Proposal" shall mean any proposed or actual (i) merger, consolidation or similar transaction involving the Company, (ii) sale, lease, exchange, mortgage, pledge, transfer or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or the Company Subsidiaries representing 15% or more of the consolidated assets of the Company and the Company Subsidiaries, (iii) issue, sale or other disposition by the Company of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes associated with the outstanding securities of the Company, (iv) tender offer or exchange offer in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding shares of Company Common Stock, (v) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to the Company,
(vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions or (vii) any public announcement of a proposal or plan to do any of the foregoing (including, without limitation, the filing of a registration statement under the Securities Act) or any agreement to engage in any of the foregoing; provided, however, that the term "Acquisition Proposal" shall not include the Merger and the other Transactions.

        7.2     Conduct of Businesses.

                (a) Conduct by the Company. Prior to the Effective Time, except as specifically permitted by this Agreement, unless Parent or MergerCo has consented in writing thereto, the Company shall cause each Company Subsidiary to conduct its operations according to their usual, regular and ordinary course of business consistent with past practice or in accordance with the Business Plan of the Company which has been provided to Parent ("Business Plan") and, to the extent consistent therewith, with no less diligence and effort then would be applied in the absence of this Agreement, will use its reasonable best efforts to, and to cause each Company Subsidiary to, preserve intact the business organization of the Company and each of the Company Subsidiaries, to keep available the services of the present officers and key employees of the Company and the Company Subsidiaries, and to preserve the good will of customers, suppliers and all other persons having business relationships with the Company and the Company Subsidiaries. Without limiting the generality of the foregoing, and except as set forth on Section 7.2(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary shall (except as expressly permitted by this Agreement or to the extent Parent or MergerCo shall otherwise consent in writing):

                        (i) directly or indirectly, split, combine, subdivide, reclassify or redeem, retire, purchase or otherwise acquire, or propose to redeem, retire or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Company Common Stock, except for dividends paid by any Company Subsidiary to the

        Company or any Company Subsidiary that is, directly or indirectly, wholly owned by the Company;

                        (ii) authorize for issuance, issue, pledge, reissue, sell, deliver or agree or commit to issue, pledge, reissue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, securities convertible into capital stock, options, warrants and stock appreciation rights), other than the issuance of shares of Company Common Stock upon the exercise of Company Options in accordance with their present terms;

                        (iii) acquire, sell, lease, encumber, license, pledge, grant, transfer or dispose of any assets outside the ordinary course of business which are material to the Company or any of the Company Subsidiaries (whether by merger, consolidation, purchase, sale, asset acquisition, stock acquisition or otherwise) or enter into any material commitment or transaction outside the ordinary course of business, except as set forth in Section 7.2(a) of the Company Disclosure Schedule;

                        (iv) except as contemplated by the Business Plan, incur, assume or prepay any amount of indebtedness for borrowed money, guarantee any indebtedness, issue or sell debt securities or warrants or rights to acquire any debt securities, guarantee (or become liable or responsible for, whether directly, contingently or otherwise) any debt of others, make any loans, advances or capital contributions, or investments in, mortgage, pledge or otherwise encumber any material assets, create or suffer any material Lien thereupon other than in the ordinary course of business consistent with prior practice;

                        (v) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction (A) in the ordinary course of business consistent with past practice, or (B) in connection with the transactions contemplated by this Agreement;

                        (vi) change any of the accounting principles or practices used by it (except as required by GAAP, in which case written notice shall be provided to Parent prior to any such change);

                        (vii) except as required by law, (A) enter into, adopt, amend or terminate any Company Benefit Plan, (B) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Company or any of the Company Subsidiaries and one or more of their directors or officers, (C) except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Company Benefit Plan or arrangement as in effect as of the date hereof,
        (D) pay any benefit not required by any existing plan or arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or grant any severance or termination pay to (except pursuant to existing agreements, plans or policies), or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiaries or (E) establish, adopt, enter into, amend or take any action to accelerate rights under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, except in each case to the extent required by applicable Law; provided, however, that nothing in this Agreement will be deemed to prohibit the payment of benefits as they become payable;

                        (viii) adopt any amendments to the Company Certificate or the Company Bylaws or comparable organizational documents of any Company Subsidiary, except as expressly provided by the terms of this Agreement;

                        (ix) make or file and elections in respect of Taxes with respect to the Company or any of its Subsidiaries;

                        (x) terminate, cancel or request any material change in, or agree to any material change in any Contract which is material to the Company and the Company Subsidiaries taken as a whole, or enter into any Contract which would be material to the Company and the Company Subsidiaries taken as a whole, in either case other than in the ordinary course of business consistent with past practice;

                        (xi) make or authorize any capital expenditure, which would be material to the Company and the Company Subsidiaries taken as a whole, other than in the ordinary course of business consistent with past practice or in accordance with the Business Plan;

                        (xii) enter into any agreement or arrangement that materially limits or otherwise restricts the Company or any Company Subsidiary or any successor thereto, or that would, after the Effective Time, limit or restrict the Surviving Corporation and its affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area, other than in the ordinary course of business consistent with past practice;

                        (xiii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (other than plans of complete or partial liquidation or dissolution of inactive Company Subsidiaries);

                        (xiv) settle, waive, release, assign or compromise any material rights, claims or litigation (whether or not commenced prior to the date of this Agreement);

                        (xv) take any action that would result in any of its representations or warranties set forth in this Agreement becoming untrue or cause any conditions to closing set forth in Article IX, to not be satisfied, other than those actions that would not materially adversely affect the Company's ability to consummate the transactions contemplated by this Agreement; or

                        (xvi) authorize or enter into any formal or informal written or other agreement or otherwise make any commitment to do any of the foregoing actions.

                (b) Conduct by Parent. Except as expressly provided in this Agreement or as disclosed on Section 7.2(b) of Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary shall (except as expressly permitted by this Agreement or to the extent the Company shall otherwise consent in writing):

                        (i) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Parent Common Stock, except for dividends paid by any Parent Subsidiary to Parent or any Parent Subsidiary that is, directly or indirectly, wholly owned by Parent; or

                        (ii) authorize or enter into any formal or informal written or other agreement or otherwise make any commitment to do any of the foregoing actions; provided that nothing in this Section 7.2(b) shall prohibit Parent from undertaking any actions contemplated by the definition of Base Adjustments in Section 3.1(c)(ii) prior to Closing.

        7.3 Tax-Free Treatment. Parent, MergerCo and the Company intend that the Merger will qualify as either (i) a reorganization within the meaning of
Section 368(a) of the Code or (ii) a transaction that, together with the Reincorporation (as defined herein) qualifies as an exchange under the provisions of Section 351 of the Code and which is treated for U.S. federal income tax purposes as a transfer of Company Common Stock by the shareholders of the Company to Parent in exchange for the Merger Consideration. None of Parent, MergerCo or the Company shall take, or fail to take, or cause to be taken or fail to cause to be taken, any action, whether before or after the Closing, which action or failure to take any action would cause the Merger to fail to constitute a "reorganization" within the meaning of Section 368(a) of the Code or a transaction that, together with the Reincorporation (as defined herein) qualifies as an exchange under the provisions of Section 351 of the Code and which is treated for U.S. federal income tax purposes as a transfer of Company Common

Stock by the shareholders of the Company to Parent in exchange for the Merger Consideration. However, it is further intended by all of the parties hereto that if the transactions with ATX described in Section 8.11 occur, and this Agreement is assigned as provided in Section 11.5, then the incorporation of ATX, the transactions with ATX described in Section 8.11, and the transactions described in this Agreement will be treated for U.S. federal income tax purposes as one integrated transaction qualifying as an exchange under the provisions of Section 351 of the Code in which the shareholders of the Company transfer Company Common Stock in exchange for ATX stock. No party to this Agreement shall take a position on any Tax return that is inconsistent with the intentions expressed in this Section 7.3.


                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

        8.1     Meetings of Stockholders. Following execution of this Agreement,
(i) Parent will take all action necessary in accordance with applicable law, Parent Certificate and Parent ByLaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of the issuance of Parent Common Stock to be issued pursuant to the Merger and (ii) the Company will take all action necessary in accordance with applicable Law, the Company Certificate and the Company Bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the Transactions (the "Company Stockholders Meeting"). The proxy statements of Parent and the Company related to their respective stockholders' meeting shall, subject to Section 7.1 hereof, contain the recommendation of Parent Board and the Company Board, respectively, that its stockholders approve this Agreement and the Transactions. Subject to and in accordance with applicable Law, each of Parent and the Company shall use its reasonable best efforts to obtain the such approval, including, without limitation, by timely mailing the Proxy Statement (as hereinafter defined) contained in the Form S-4 to its stockholders. Parent and the Company shall coordinate and cooperate with each other with respect to the timing of their respective stockholders' meetings and shall use their reasonable best efforts to hold such meetings on the same day.

        8.2     HSR and Other Filings.

                (a) Subject to the terms and conditions herein provided and to applicable legal requirements, each of the parties hereto agrees to use its reasonable best efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and (ii) to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, licenses, approvals, orders, exemptions and authorizations by or from any public or private third party or Governmental Entity, including, without limitation, those consents, licenses, approvals, exemptions or authorizations required with respect to the agreements set forth in Sections 5.6(a) and 5.6(b) of the Company Disclosure Schedule and any others that are required to be obtained under any Law or any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Transactions, (iv) to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Transactions, and (iv) to effect all necessary registrations and submissions of information requested by governmental authorities. For purposes of the foregoing sentence, the obligations of Parent and the Company to use their "reasonable best efforts" to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not include any obligation to agree to an adverse modification of the terms of such documents or to prepay or incur additional obligations to such other parties. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Parent and the Company shall take all such necessary action. The Company shall use its reasonable best efforts to properly record all assignments of its Intellectual Property and make all other necessary filings with the United States Patent and Trademark Office and the United States Copyright Office.

                (b) Without limiting the generality of the foregoing, as promptly as practicable, Parent and the Company each shall properly prepare and file any other filings required under applicable Law relating to the Merger and the other Transactions (including filings, if any, required under the HSR Act, the Securities Act, the Exchange Act and any other applicable federal or Blue Sky Laws, the DGCL, Bermuda Law, other applicable Law and the rules and regulations of NASDAQ, and the Communications Act, the PUC Regulations, and the Utility Laws (collectively, "Other Filings"). Each of Parent and the Company shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any Other Filings by any Governmental Entity or official, and each of Parent and the Company shall supply the other with copies of all correspondence between it and each of its Subsidiaries and representatives, on the one hand, and any other appropriate governmental official, on the other hand, with respect to any Other Filings. None of the parties will file any such document if any of the other parties shall have reasonably objected to the filing of such document. No party to this Agreement shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger and the other Transactions at the behest of any Governmental Entity without the consent and agreement of the other party to this Agreement, which consent shall not be unreasonably withheld or delayed. Parent and the Company hereby covenant and agree to use their respective reasonable best efforts to secure termination of any waiting periods under the HSR Act and obtain the approval of the Federal Trade Commission (the "FTC") or any other Governmental Entity for the transactions contemplated hereby. The Company and Parent shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining any consents from Governmental Entity, including, without limitation: (i) promptly notifying the other of, and if in writing, furnishing the other with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permitting the other party to review and discuss in advance, and considering in good faith the views of one another in connection with, any proposed written (or any material proposed oral) communication with any Governmental Entity, (iii) not participating in any meeting with any Governmental Entity unless it consults with the other party in advance and to the extent permitted by such Governmental Entity gives the other party the opportunity to attend and participate thereat,
(iv) furnishing the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any Governmental Entity with respect to this Agreement and the Merger, and
(v) furnishing the other party with such necessary information and reasonable assistance as such other party may reasonably request in connection with its preparation of necessary filings or submissions of information to any Governmental Entity. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel.

        8.3 Proxy Statement; Registration Statement. As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare and file with the SEC under the Securities Act a registration statement on Form S-4 (such registration statement, together with any amendments or supplements thereto, the "Form S-4"), in connection with the registration under the Securities Act of the shares of Parent Common Stock to be distributed to the stockholders of the Company in the Merger (the "Registered Securities"). The Form S-4 also shall include a joint proxy statement/prospectus and forms of proxies (such joint proxy statement/prospectus together with any amendments or supplements thereto, the "Proxy Statement") relating to the stockholder meetings of Parent and the Company and the vote of the stockholders of Parent and the Company with respect to this Agreement and the Transactions. Parent will cause the Proxy Statement and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder, the rules and regulations of NASDAQ, and the DGCL and Bermuda Law, and the Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder, the rules and regulations of NASDAQ and the DGCL. Each of Parent and the Company shall furnish all information about itself and its business and operations and all necessary financial information to the other as the other may reasonably request in connection with the preparation of the Proxy Statement and the Form S-4. Parent shall use its reasonable best efforts, and the Company will cooperate with them, to have the Form S-4 declared effective by the SEC as promptly as practicable (including clearing the Proxy Statement with the SEC). Each of Parent and the Company agrees promptly to correct any information provided by it for use in the Proxy Statement and the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect, and each of the parties hereto further agrees to take all steps necessary to amend or supplement the Proxy Statement and, in the case of Parent, the Form S-4, and to cause the Proxy Statement and, in the case of Parent, the Form S-4, as so amended or supplemented to be filed with the SEC and to be disseminated to their respective stockholders, in each case as and to the extent required by applicable federal and state securities laws. No amendment or supplement to the Proxy Statement will be made without the approval of each of Parent and the Company, which approval shall not be unreasonably withheld or delayed. Each of Parent and the Company agrees that the information provided by it for inclusion in the Proxy Statement or the Form S-4 and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of stockholders of Parent and the Company, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company and Parent will advise the other, and deliver copies (if any) to the other, promptly after either receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, or notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order or the suspension of the qualification of the Registered Securities issuable in connection with the Merger for offering or sale in any jurisdiction. Each of Parent and the Company shall use its reasonable best efforts to timely mail the Proxy Statement to its stockholders as promptly as practicable following the effective date of the Proxy Statement.

        8.4 Listing Application. Parent and the Company shall cooperate and promptly prepare and submit to the NASDAQ all reports, applications and other documents that may be necessary or desirable to enable all of the shares of Parent Common Stock that will be outstanding or will be reserved for issuance at the Effective Time to be listed for trading on the NASDAQ. Each of Parent and the Company shall furnish all information about itself and its business and operation and all necessary financial information to the other as the other may reasonably request in connection with such NASDAQ listing process. Each of Parent and the Company agrees promptly to correct any information provided by it for use in the NASDAQ listing process if and to the extent that such information shall have become false or misleading in any material respect. Each of Parent and the Company will advise and deliver copies (if any) to the other party, promptly after it receives notice thereof, of any request by the NASDAQ for amendment of any submitted materials or comments thereon and responses thereto or requests by the NASDAQ for additional information. The parties shall use their reasonable best efforts to cause the Surviving Corporation to cause the Company Common Stock to be de-listed from NASDAQ and de-registered under the Exchange Act as soon as practicable following the Effective Time.

        8.5     Affiliates of the Company.

                (a) At least 30 days prior to the Closing Date, the Company shall deliver to Parent a list of names and addresses of those persons who were, in the Company's reasonable judgment, at the record date for its stockholders' meeting to approve the Merger, "affiliates" (each such person, an "Affiliate") of the Company within the meaning of Rule 145. The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall advise the persons identified on the list of the resale restrictions imposed by applicable securities laws and shall use its reasonable best efforts to deliver or cause to be delivered to Parent, prior to the Closing Date, from each of the Affiliates of the Company identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit A. Parent shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any shares of Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for such shares of Parent Common Stock, consistent with the terms of such Affiliate Letters.

                (b) Parent shall file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as any Affiliate of the Company may reasonably request, all to the extent required from time to time to enable such Affiliate to sell shares of Parent Common Stock received by such Affiliate in the Merger without registration under the Securities Act pursuant to (i) Rule 145(d)(1) or (ii) any successor rule or regulation hereafter adopted by the SEC.

        8.6 Expenses. Except as otherwise provided in Section 10.2(b), whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses. For purposes of this Agreement, "Expenses" consist of all out-of-pocket expenses (including, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party to this Agreement and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated by this Agreement.

        8.7     Officers' and Directors' Indemnification.

                (a) In the event of any threatened or actual claim, action, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, demand, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company or any of the Company Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer, employee, fiduciary or agent of the Company or any of the Company Subsidiaries, or is or was serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee, fiduciary or agent of the Company or any Company Subsidiary or (ii) the negotiation, execution or performance of this Agreement or any of the Transactions, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and after the Effective Time the Surviving Corporation and Parent shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation. In the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation for which indemnification is to be provided under this Agreement (whether asserted or arising before or after the Effective Time),
(A) the Company, and Parent and the Surviving Corporation after the Effective Time, shall promptly pay expenses in advance of the final disposition of any claim, action, suit, demand, proceeding or investigation to the full extent permitted by law, provided that the Indemnified Party may not retain more than one counsel (in addition to any necessary local counsel) to represent all the Indemnified Parties and the Company, Parent and the Surviving Corporation shall pay all reasonable fees and expenses for such counsel for the Indemnified Parties promptly after statements therefor are received and (B) the Company, Parent and the Surviving Corporation will use their respective reasonable best efforts to assist in the defense of any such matter; provided that in no event shall the Company, Parent or the Surviving Corporation be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that neither Parent nor the Surviving Corporation shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 8.7, upon learning of any such claim, action, suit, demand, proceeding or investigation, shall notify the Company and, after the Effective Time, Parent and the Surviving Corporation, thereof; provided that the failure to so notify shall not affect the obligations of the Company, Parent and the Surviving Corporation except to the extent such failure to notify materially prejudices such party.

                (b) Parent agrees that all rights to indemnification existing in favor of, and all limitations on the personal liability of, the directors, officers, employees and agents of the Company and the Company Subsidiaries provided for in the Company Certificate or Bylaws as in effect as of the date hereof with respect to matters occurring prior to the Effective Time, and including the Merger, shall continue in full force and effect for a period of not less then six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each a "Claim") asserted or made within such period shall continue until the final disposition of such Claim. Prior to the Effective Time, the Company may purchase an extended reporting period endorsement under the Company's existing directors' and officers' liability insurance coverage for the Company's directors and officers in a form and with terms acceptable to the Company, which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by the Company, so long as the cost is less than $ 750,000, provided that, the Company agrees to cooperate in good faith with the Parent in order to obtain the lowest premium for the above referenced coverage. In the event that $ 750,000 is insufficient for the above referenced coverage, the Company may spend up to that amount to purchase such lesser coverage as is possible.

                (c) This Section 8.7 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 8.7.

                (d) In the event that Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation assume the obligations set forth in this Section 8.7.

        8.8 Access to Information; Confidentiality. From the date hereof until the Effective Time, each of Parent and the Company shall, and shall cause each of their respective Subsidiaries and each of their and their respective Subsidiaries' officers, employees and agents to, afford to the other and to the officers, accountants, consultants, legal counsel, financial advisors, investment bankers, employees, agents and other representatives (collectively "Representatives") of the other complete access at all reasonable times, upon prior notice, to such Representatives, properties, books, records and contracts, and shall furnish to the other such financial, operating and other data and information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the other party and its Subsidiaries as the other or its Representatives may reasonably request. Prior to the Effective Time, the Company and the Parent shall hold in confidence all such information on the terms and subject to the conditions contained in that certain confidentiality agreement between Parent and the Company dated January 27, 2000 (the "Confidentiality Agreement"). The Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the making and consummation of the transactions contemplated by this Agreement. At the Effective Time, such Confidentiality Agreement shall terminate.

        8.9 Publicity. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or the applicable rules of any stock exchange if it has used its best efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner. With regard to the Merger, the parties shall make a joint public announcement of the Transactions no later than
(i) the close of trading on NASDAQ on the day this Agreement is signed, if such signing occurs during a business day or (ii) the opening of trading on NASDAQ on the business day following the date on which this Agreement is signed, if such signing does not occur during a business day.

        8.10    Employee Benefits.

                (a) Parent agrees that the Company will honor, and from and after the Effective Time, Parent will cause the Surviving Corporation to honor, all obligations under the existing terms of the employment and severance agreements to which the Company or any Company Subsidiary is presently a party, except as may otherwise be agreed to by the parties thereto.

                (b) Parent agrees that individuals who are employed by the Company or any Company Subsidiary immediately prior to the Closing Date shall remain employees of the Company or such Company Subsidiary as of the Closing Date (each such employee, an "Affected Employee"); provided, however, that nothing contained herein shall confer upon any Affected Employee the right to continued employment by the Company or any Company Subsidiary for any period of time after the Closing Date which is not otherwise required by law or contract.

                (c) To the extent that any Affected Employees becomes a participant in any employee benefit plan maintained by Parent or any Parent Subsidiary, Parent shall, or shall cause such Parent Subsidiary to, give such Affected Employees full credit solely for the purposes of eligibility and vesting under such employee benefits plans for such Affected Employee's service with Parent, the Company or any affiliate thereof to the same extent recognized immediately prior to the Closing Date; provided, that the entry dates into such employee benefit plans for such Affected Employees will be in the normal course of such plan's administration, which may be the beginning of the plan year.

                (d) After the Effective Time, until the date Parent determines in its sole discretion to modify, amend, terminate or replace the Company Benefit Plans, Parent shall cause the Surviving Corporation to maintain the Company Benefit Plans (but not bonus or equity-based plans) on substantially similar terms to those currently in effect. After the Effective Time, if Parent decides to move the Affected Employees to a Parent employee benefit plan, the Affected Employees will be permitted to participate in Parent employee benefit plan on terms substantially similar to those provided to employees of Parent.

        8.11    Reincorporation and Acquisition.

                (a) Parent shall take any and all action which may be deemed advisable or necessary to reincorporate by merger (the "Reincorporation") from a Bermuda corporation to a Delaware corporation so that at the time of the consummation of the transactions contemplated by this Agreement, Parent is a Delaware corporation.

                (b) Parent shall be permitted to take any and all action which may be deemed advisable or necessary to consummate the transactions contemplated by the Recapitalization and Plan of Merger, dated as of March 9, 2000, among ATX, certain stockholders of ATX and Parent (the "ATX Transaction"); provided that, none of the actions taken in accordance with Sections 8.11(a) and
(b) or consequences thereof shall be deemed a breach of a representation or warranty or be deemed to cause a failure of a condition set forth in Article IX not to be satisfied if, but for such action or consequence thereof, such condition would otherwise be satisfied.

        8.12 Other Actions. (a) During the period from the date of this Agreement to the Effective Time, the Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of the conditions to the Merger set forth in Article IX of this Agreement not being satisfied other than as provided in this Agreement.

                (b) Parent shall have the right to have its designated representatives, as provided to the Company from time to time (the "Designated Parent Representatives"), upon reasonable notice, present within normal business hours and without material disruption to the business of the Company for consultation at the Company's principal offices from the date hereof until the Closing Date. Such Designated Parent Representatives shall have the right to review and become familiar with the conduct of the business of the Company and shall be available to be consulted and shall have authority on behalf of Parent in regard to consultation in regard to Material Decisions (as defined below in this Section 8.12(b)). Parent shall take all reasonable actions necessary to ensure that its Designated Parent Representatives will be readily available during normal business hours. Without written notice to and favorable consultation (which shall not be unreasonably withheld, delayed or conditioned with respect to time or content) with the Designated Parent Representatives, unless the Parent or the Designated Parent Representatives shall have failed to respond within five business days to such written notice, the Company shall not take any action involving any Material Decision. "Material Decision" shall mean, for purposes of this Agreement, any of the following to the extent the same may affect the assets, the obligations or the business of the Company following the date hereof: (i) any purchase order, capital expenditure or other purchase of assets in excess of $100,000 in any instance to be delivered, or the payment for which shall become due, after the Closing Date; (ii) the acceptance of any material customer contract or the establishing of any pricing policy that deviates in any material respect from the terms and conditions of current pricing policies as set forth in Section 8.12(b) of the Company Disclosure Schedule; (iii) any general communication with customers related to the business or to the Merger; or (iv) a material change in material promotional or marketing decisions or policies.

        8.13 Notification of Certain Matters. The Parent and the Company shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which would reasonably be expected (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time, (ii) to cause any material covenant, condition or agreement hereunder not to be complied with or satisfied in all material respects or (iii) to result in the case of Parent, a Parent Material Adverse Effect, or in the case of the Company, a Company Material Adverse Effect, (b) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder, (c) any notice or other material communications from any Governmental Entity in connection with the transactions contemplated by this Agreement and (d) the commencement of any suit, action or proceeding that seeks to prevent, seeks damages in respect of, or otherwise relates to the consummation of the transactions contemplated by this Agreement.

        8.14 Notification of Parent Transactions. If prior to the Closing Date Parent shall enter into a definitive agreement for a Parent Transaction, Parent shall promptly notify the Company of such transaction. Nothing set forth in this Agreement shall be deemed to prohibit or otherwise limit Parent from pursuing and entering into agreements for or consummating Parent Transactions.


                                   ARTICLE IX

                            CONDITIONS TO THE MERGER

        9.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver, where permissible, at or prior to the Closing Date, of each of the following conditions:

                (a) Stockholder Approvals. This Agreement and the Transactions shall have been duly approved by the Requisite Company Vote of the stockholders of the Company and the issuance of shares of Parent Common Stock in the Merger shall have been duly approved by the Requisite Parent Vote.

                (b) Hart-Scott-Rodino Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                (c) No Injunctions, Orders or Restraints; Illegality. No statute, rule, regulation, executive order, decree, ruling or injunction, whether permanent, preliminary or temporary (an "Injunction"), shall have been enacted, entered, promulgated or enforced by any Governmental Entity or court which restrains, enjoins or otherwise prohibits the consummation of the Merger substantially on the terms contemplated hereby and no Governmental Entity shall have instituted any proceeding seeking any such law, order, injunction or decree or any other Person has filed a motion and such motion has not been dismissed, including for an Injunction, which restrains, enjoins or otherwise prohibits consummation of the Merger substantially on the terms contemplated hereby; provided that the party seeking to rely upon this condition has fully complied with and performed its obligations pursuant to Section 8.2 hereof.

                (d) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC, and no proceeding for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

                (e) Listing. Parent shall have obtained the approval for the listing of the shares of Parent Common Stock issuable in the Merger and upon exercise of the Assumed Options on NASDAQ, subject to official notice of issuance.

                (f) Registration Rights Agreement. Parent and the Voting Agreement Stockholders shall have entered into a registration rights agreement in substantially the form set forth in Exhibit B to this Agreement (the "Registration Rights Agreement").

                (g) Government Consents. All consents, approvals and action of any Governmental Entity required to permit the consummation of the Merger and the other transactions contemplated by this Agreement shall have been obtained or made, free of any condition that would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.

        9.2 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are further subject to the following conditions:

                (a) Representations and Warranties. (i) Those representations and warranties of Parent set forth in this Agreement which are qualified by a Parent Material Adverse Effect or words of similar effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date), and (ii) those representations and warranties of Parent set forth in this Agreement which are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct in all material respects as of such date).

                (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement, including, without limitation, the covenants contained in Articles VII and VIII hereof.

                (c) Officers' Certificate. The Company shall have received a certificate of the Chief Executive Officer or President and the Chief Financial Officer of Parent, dated the Closing Date, to the effect that the statements set forth in paragraphs (a) and (b) of this Section 9.2 are true and correct.

                (d) Consents, Approvals, Etc. All material consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other Governmental Entity or third parties required to be made or obtained by Parent and Parent Subsidiaries and affiliated entities in connection with the execution, delivery and performance of this Agreement shall have been obtained or made.

                (e) Legal Opinion. The Company shall have received a written opinion from its counsel, Goodwin, Procter & Hoar LLP, in form and substance reasonably satisfactory to it, to the effect that the Merger will constitute either (i) a tax free reorganization within the meaning of Section 368(a) of the Code or (ii) a transaction that, together with the Reincorporation (as defined herein) qualifies as an exchange under the provisions of Section 351 of the Code and which is treated for U.S. federal income tax purposes as a transfer of Company Common Stock by the shareholders of the Company to Parent in exchange for the Merger Consideration and such opinion shall not have been withdrawn.

        9.3 Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is further subject to the following conditions:

                (a) Representations and Warranties. (i) Those representations and warranties of the Company set forth in this Agreement which are qualified by a Company Material Adverse Effect or words of similar effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date), and (ii) those representations and warranties of the Company set forth in this Agreement which are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date).

                (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement, including, without limitation, the covenants contained in Articles VII and VIII hereof.

                (c) Absence of Company Changes. From September 30, 1999 through the Closing Date, there shall not have occurred any change concerning the Company or any of the Company Subsidiaries that has had, or is reasonably expected to have, a material adverse effect on the business, properties, assets, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole (other than any (i) regulatory changes generally affecting the industries in which the Company operates, including changes due to actual or proposed changes in law or regulations, or (ii) changes that are related to a general drop in stock prices in the United States resulting from political or economic turmoil.)

                (d) Officers' Certificate. Parent shall have received a certificate of the Chief Executive Officer or President and the Controller of the Company to the effect that the statements set forth in paragraphs (a) and
(b) of this Section 9.3 are true and correct.

                (e) Consents, Approvals, Etc. All material consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other Governmental Entity or third parties required to be made or obtained by the Company and the Company Subsidiaries and affiliated entities in connection with the execution, delivery and performance of this Agreement shall have been obtained or made.

                (f) Stockholders Agreement. The Principal Stockholders who are required by the Voting Agreement to enter into the Stockholders Agreement, substantially in the form of Exhibit C attached hereto, and Parent shall have entered into such agreement, which shall remain in full force and effect.

                (g) Legal Opinion. Parent shall have received a written opinion from its counsel, Paul, Weiss, Rifkind, Wharton & Garrison, in form and substance reasonably satisfactory to it, to the effect that the Merger will constitute (i) a tax free reorganization within the meaning of Section 368(a) of the Code or (ii) a transaction that, together with the Reincorporation (as defined herein) qualifies as an exchange under the provisions of Section 351 of the Code and which is treated for U.S. federal income tax purposes as a transfer of Company Common Stock by the shareholders of the Company to Parent in exchange for the Merger Consideration and such opinion shall not have been withdrawn.

                (h) Affiliate Letters. The Parent shall have received an executed copy of an Affiliate Letter from each Affiliate of the Company.

                (i) Other Agreements. Those letter agreements dated as of the date hereof between Parent and certain individuals and executed in connection herewith shall have been performed at or prior to Closing.

        9.4 Parent Transactions. In the event that Parent undertakes any action contemplated by the definition of Base Adjustments in Section 3.1(c)(ii) prior to the Closing, no condition set forth in this Article IX shall be deemed not to be satisfied if, but for such action or the consequences thereof, such condition would otherwise be satisfied.


                                    ARTICLE X

                        TERMINATION, AMENDMENT AND WAIVER

        10.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after the approval of matters presented in connection with the Merger by the stockholders of Parent and the Company:

                (a)     by the mutual written consent of Parent and the Company.

                (b)     by either of Parent or the Company:

                        (i) if any required approval of the stockholders of Parent or the Company that is a condition to the obligations of Parent or the Company under Section 9.1 of this Agreement shall not have been obtained at the Company Stockholders Meeting or the special meeting of the Parent's stockholders to be held to consider approval of the issuance of Parent Common Stock to be issued in the Merger; or

                        (ii) if any Governmental Entity shall have issued a final and nonappealable Injunction (which Injunction the parties have used their best efforts to lift), which permanently enjoins the Merger.

                (c) by the Company, if the Company Board shall elect to terminate this Agreement in order to recommend or approve a Superior Proposal, provided that (i) the Company has complied with all the terms of Section 7.1 and notified Parent in writing that it intends to terminate this Agreement in order to recommend or approve a Superior Proposal, attaching the most current version of such proposal to such notice, (ii) at any time after the third business day following written notification by the Company to Parent of the Company's intention to enter into a binding agreement with respect to such proposal, after taking into account any modifications to the transactions contemplated by this Agreement that Parent has then proposed in writing and not withdrawn, the Company Board has determined that such proposal is and continues to be a Superior Proposal and (iii) concurrently with the effectiveness of such termination, pays to Parent the termination fee under Section 10.2(b), it being understood on the date of the effectiveness of such termination, whether or not prior to such effectiveness, the Company may enter into an agreement with respect to such Superior Proposal which agreement, if entered into prior to such effectiveness must be conditioned upon the payment of the termination fee on the same date as provided herein. The termination under this Section 10.1(c) shall not be effective until the Company has made payment to Parent of the amounts required to be paid pursuant to Section 10.2(b).

                (d) by Parent, if (i) the Company Board shall have resolved to or shall have (A) withdrawn, modified or changed in a manner adverse to Parent its approval or recommendation of this Agreement, (B) failed to include such recommendation in the Proxy Statement, (C) approved or recommended any Acquisition Proposal, (D) entered into a definitive agreement with respect to a Superior Proposal or (E) made a public announcement of its intention to take any of the foregoing actions or (ii) a tender offer or exchange offer for more than 15% of the outstanding shares of the Company Common Stock is commenced and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders).

                (e) by Parent, if it is not in material breach of its obligations under this Agreement, on or after the later of (x) October 31, 2000, or (y) 120 days following the date on which Parent last made an initial announcement that it had entered into a definitive agreement for a Parent Transaction, if any of the conditions provided in Sections 9.1 and 9.3 of this Agreement have not been satisfied and have not been waived in writing by Parent prior to such date; provided that, if the Merger has not occurred by reason of the nonsatisfaction of the condition set forth in Section 9.1(b) hereof or the pendency of a non final Injunction, Parent shall have used its best efforts to cause such condition to be satisfied or have any such Injunction stayed or reversed.

                (f) by the Company, if it is not in material breach of its obligations under this Agreement, on or after October 31, 2000, if any of the conditions provided in Sections 9.1 and 9.2 of this Agreement have not been satisfied and have not been waived by the Company; provided, however, if the Merger has not occurred by reason of the nonsatisfaction of the condition set forth in Section 9.1(b) hereof or the pendency of a non-final Injunction, the Company shall have used its best efforts to cause such condition to be satisfied or have any such Injunction stayed or reversed.

                (g) by Parent, upon a breach of any material representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in either of Section 9.3(a) or 9.3(b) would not be satisfied (a "Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 10.1(g).

                (h) by the Company, upon breach of any material representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in either of
Section 9.2(a) or 9.2(b) would not be satisfied (a "Terminating Parent Breach"); provided, however, that, if such Terminating Parent Breach is curable by Parent through its reasonable best efforts and for so long as Parent continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 10.1(h); or

                (i) by the Company if (i) as of a date not more than three business days before the expected Closing Date, the Average Parent Common Stock Price would be less than 69% of the Base Stock Price, (ii) irrevocable notice shall have been provided to Parent in accordance with the notice provisions hereunder indicating the Company's intention to terminate the Agreement, and
(iii) within one business day of receipt of such notice, Parent shall not have agreed (by unilateral notice to the Company) to increase the number of shares of Parent Common Stock to be issued to the shareholders of the Company pursuant to the Merger such that as of the Closing Date, the aggregate value (based on the Average Parent Common Stock Price) of the Parent Common Stock to be received by the shareholders of the Company will be equal to the aggregate value (based on the Average Parent Common Stock Price) of Parent Common Stock they would have been entitled to receive if the Average Parent Common Stock Price were equal to the Floor Stock Price. In the event the Company serves the notice provided for in (ii) above, and the Parent does not agree to increase the number of shares in accordance with (iii) above, then the termination shall become effective immediately on the following business day.

        10.2    Effect of Termination.

                (a) In the event of the termination of this Agreement pursuant to Section 10.1 hereof, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party hereto or its Representatives, affiliates, trustees, directors, officers or stockholders and all rights and obligations of any party hereto shall cease except for the agreements contained in Sections 8.6, 8.8 and 11.4 and this
Section 10.2 which shall survive the termination; provided, however, that nothing contained in this Section 10.2 shall relieve any party from liability for any fraud or willful breach of its representations or warranties or breach of its covenants or agreements set forth in this Agreement.

                (b) In the event the Company shall have terminated this Agreement pursuant to Section 10.1(c), or Parent shall have terminated this Agreement pursuant to Section 10.1(d)(i), then the Company shall simultaneously with such termination pay Parent a termination fee equal to $19.0 million (the "Termination Amount"). In the event that Parent shall have terminated this Agreement pursuant to Section 10.1(d)(ii) and either (x) the Company shall have entered into a definitive agreement with respect to the tender or exchange offer giving rise to such termination or (y) the person making the tender or exchange offer giving rise to such termination shall have accepted shares for payment pursuant to such tender or exchange offer, the Company shall pay, upon the earlier of entering into a definitive agreement and the acceptance of shares for payment, to the Parent a termination fee equal to the Termination Amount.

                (c) Any payment required by this Section 10.2 shall be payable by the Company to Parent by wire transfer of immediately available funds to an account designated by Parent.

                (d) The Company acknowledges that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and MergerCo would not enter into this Agreement; accordingly, if the Company fails to pay promptly the amounts due pursuant to Section 10.2(b), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for all or a portion of such amounts, the Company shall pay to Parent's Expenses in connection with such suit, together with interest on the amounts payable to Parent at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made.

        10.3 Amendment. This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by the stockholders of Parent and the Company, but in any event following authorization by Parent Board and the Company Board; provided, however, that after any such stockholder approval, no amendment shall be made which by law requires further approval by the stockholders without obtaining such approval.

                                   ARTICLE XI

                               GENERAL PROVISIONS

        11.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by cable, telegram, telecopier, facsimile or telex or sent by prepaid overnight carrier to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

                (a)     if to Parent:

                        CoreComm Limited
                        110 East 59th Street
                        New York, NY 10022
                        Attention:  Jared L. Gurfein, Esq.
                        Facsimile No.:  (212) 906-8489

                        with a copy to:

                        Kenneth M. Schneider, Esq.
                        Paul, Weiss, Rifkind, Wharton & Garrison
                        1285 Avenue of the Americas
                        New York, NY 10019-6064
                        Facsimile No.:  (212) 757-3990

                (b)     if to the Company:

                        Voyager.net, Inc.
                        4660 S. Hagadorn Road
                        Suite 320
                        East Lansing, MI  48823
                        Attention:  Christopher P. Torto
                        Facsimile No.: (517) 324-8947

                        with a copy to:

                        David F. Dietz, P.C.
                        Joseph L. Johnson III
                        Neil McLaughlin, P.C.
                        Goodwin, Procter & Hoar LLP
                        Exchange Place
                        Boston, MA 02109
                        Facsimile No.:  (617) 523-1231

        11.2    Certain Definitions. For purposes of this Agreement:

                (a) The term "affiliate," as applied to any person, means any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise.

                (b) The term "business day" means any day, other than Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time. In computing any time period under this Agreement, the date of the event which begins the running of such time period shall be included except that if such event occurs on other than a business day such period shall begin to run on and shall include the first business day thereafter.

                (c) The term "including" means, unless the context clearly requires otherwise, including but not limited to the things or matters named or listed after that term.

                (d) The term "person" shall include individuals, corporations, limited and general partnerships, trusts, limited liability companies, associations, joint ventures, Governmental Entities and other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act).

                (e) The term "Subsidiary" means any corporation more than 50% of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by Parent or the Company, as the case may be.

        11.3 Non-Survival of Representations, Warranties, Covenants and Agreements. Except for Articles I, II and IV, the last sentence of Section 8.2(a), and Sections 7.3, 8.4, 8.5, 8.6, 8.7 and 8.10 and this Article XI, none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and thereafter there shall be no liability on the part of none of Parent, MergerCo or the Company or any of their respective officers, directors or stockholders in respect thereof. Except as expressly set forth in this Agreement, there are no representations or warranties of any party hereto, express or implied.

        11.4 Miscellaneous. This Agreement (i) constitutes, together with the Confidentiality Agreement, Parent Disclosure Schedule and the Company Disclosure Schedule, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (ii) shall be binding upon and inure to the benefits of the parties hereto and their respective successors and assigns and is not intended to confer upon any other person (except as set forth below) any rights or remedies hereunder and (iii) may be executed in two or more counterparts which together shall constitute a single agreement. Except as provided in Section 8.7, this Agreement is not intended to confer upon any person other than the parties to this Agreement any rights or remedies under this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Delaware Courts (as hereinafter defined), this being in addition to any other remedy to which they are entitled at law or in equity.

        11.5 Assignment. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party, except that Parent shall assign all of its rights, interests and obligations under this Agreement to ATX, upon consummation of the ATX Transaction if such consummation occurs prior to the Closing provided that, notwithstanding such assignment, Parent shall remain liable under this Agreement. If such assignment occurs, then (i) ATX will acquire the Company by merging a wholly owned first-tier domestic subsidiary of ATX into the Company,
(ii) the acquisition of Parent by ATX will be consummated after the Reincorporation of Parent, and (iii) the acquisition of Parent by ATX will be structured so that it will be treated for U.S. federal income tax purposes as a transfer of stock of Parent by Parent stockholders in exchange for stock issued by ATX.

        11.6 Severability. If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

        11.7 Choice of Law/Consent to Jurisdiction. All disputes, claims or controversies arising out of this Agreement, or the negotiation, validity or performance of this Agreement, or the Transactions shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of Parent, MergerCo and the Company hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Transactions (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties' agreement to appoint and maintain an agent for service of process in State of Delaware, each such party does hereby appoint The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, as such agent.

        11.8 Incorporation. The Parent Disclosure Schedule and the Company Disclosure Schedule and all Exhibits and Schedules attached hereto and thereto and referred to herein and therein respectively are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

        11.9 The Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        11.10 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (i) the Company Board has approved the terms of this Agreement, including, without limitation, for purposes of Section 203 of the DGCL and any applicable provision of the Company Certificate, (ii) Parent Board has approved the terms of this Agreement, including, without limitation, for purposes of the DGCL and Bermuda law and any applicable provisions of Parent Certificate and (ii) this Agreement is executed by the parties hereto.

        11.11 Obligations of Parent and of the Company. Whenever this Agreement requires a Parent Subsidiary to take any action, that requirement shall be deemed to include an undertaking on the part of Parent to cause that Parent Subsidiary to take that action. Whenever this Agreement requires a Company Subsidiary to take any action, that requirement shall be deemed to include an undertaking on the part of the Company to cause that Company Subsidiary to take that action and, after the Effective Time, on the part of the Surviving Corporation to cause that Company Subsidiary to take that action.


                  [Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, Parent, MergerCo and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        CORECOMM LIMITED


                                        By: /s/ RICHARD J. LUBASCH
                                           --------------------------------
                                           Name: Richard J. Lubasch
                                           Title: Senior Vice President--
                                                  General Counsel


                                        VOYAGER.NET, INC.


                                        By: /s/ CHRISTOPHER P. TORTO
                                           --------------------------------
                                           Name: Christopher P. Torto
                                           Title: Chief Executive Officer


                                        CORECOMM GROUP SUB I,
                                        INC.


                                        By: /s/ RICHARD J. LUBASCH
                                           --------------------------------
                                           Name: Richard J. Lubasch
                                           Title: Senior Vice President--
                                                  General Counsel

                                                                       EXHIBIT B

                      FORM OF REGISTRATION RIGHTS AGREEMENT

                  REGISTRATION RIGHTS AGREEMENT, dated as of __________ __, 2000 (the "Agreement"), by and between [CoreComm Limited], a _____________ corporation ("CoreComm" or the "Company") and the holders of Common Stock (as hereinafter defined) listed on Schedule 1 attached hereto (each a "Stockholder" and, collectively, the "Stockholders").

                  WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of March ___, 2000 (the "Merger Agreement"), by and among the Company, CoreComm Group Sub I, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, and Voyager.net, Inc., a Delaware corporation, and, with respect to certain provisions thereof, each of the Stockholders is entitled to receive shares of the Company's common stock, par value $.01 per share (the "Common Stock") and cash;

                  WHEREAS, it is a condition to the consummation of the merger and the other transactions contemplated by the Merger Agreement that the Company grant to the Stockholders the registration rights and other rights set forth herein; and

                  In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

                  1.       General; Securities Subject to this Agreement.

                           1.1      Grant of Rights.  The Company hereby grants
registration rights to the Stockholders upon the terms and subject to the conditions set forth in this Agreement. Capitalized terms used herein and not defined shall have the meanings assigned to such terms in the Merger Agreement.

                           1.2      Registrable Securities.  For the purposes of
this Agreement, "Registrable Securities" means any shares of Common Stock issued to the Stockholders pursuant to the Merger Agreement; provided, however, that
(i) shares shall cease to be Registrable Securities for purposes of this Agreement when a registration statement covering such Registrable Securities has been declared effective under the Securities Act by the Commission and all such Registrable Securities have been disposed of pursuant to such effective registration statement and (ii) the securities of a Stockholder shall be deemed not to be Registrable Securities at any time when the entire amount of such Stockholder's Registrable Securities proposed to be sold in a single sale are or, in the opinion of counsel satisfactory to the Company, in its reasonable judgment, may be distributed to the public pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act.

                           1.3      Stockholders of Registrable Securities.  A
Person is deemed to be a holder of Registrable Securities whenever such Person
(i) is a party to this Agreement (or a permitted transferee thereof) and (ii) owns of record Registrable Securities. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company may act upon the basis of the instructions, notice or election received from the registered owner of such Registrable Securities.

                  2.       Demand Registration Rights.

                           2.1      Demand Registration.

                                    (a)     At any time on or after six (6)
months from the date of this Agreement, the Stockholders may make a written request (specifying the intended method of disposition) (such Stockholders, the "Initiating Stockholders") for registration under the Securities Act (a "Demand Registration") of all or part of the shares of Common Stock which constitute such Initiating Stockholders' Registrable Securities; provided, however, that,
(i) the Company shall not be required to effect more than one (1) Demand Registration pursuant to this Agreement, (ii) the number of the shares of Common Stock proposed to be registered by the Initiating Stockholders shall not be less than 1,500,000 shares (subject to appropriate adjustments to reflect stock splits, stock dividends, corporate recapitalizations or similar transactions) as of the date of the request, and (iii) the Initiating Stockholders shall be the holders as of the date of the request of at least 43.5% of the then outstanding shares of Common Stock that constitute Registrable Securities hereunder.

                                    (b)     If at the time of any request to
register Registrable Securities pursuant to this Section 2.1, the Company is engaged or plans to engage in within ninety (90) days of the time of such request in a registered public offering or any other activity which, in the good faith determination of the Board of Directors of the Company, would be required to be disclosed under applicable law as a result of such request or would be materially and adversely affected by the requested registration (each, a "Company Event"), then the Company may at its option direct that such request be delayed for a reasonable period of time not in excess of three (3) months from the effective date of such offering or the date of completion of such other activity, as the case may be, such right to delay a request to be exercised by the Company not more than once in any 365-day period. In addition, the Company shall not be required to effect any registration within three (3) months after the effective date of any other Registration Statement of the Company. Within ten days after receipt of a request for a Demand Registration, the Company shall give written notice (the "Notice") of such request to all other Stockholders holding the class of stock to which such Demand Registration relates and shall include in such registration all Registrable Securities of that class that the Company has received written requests for inclusion therein within 15 days after the Notice is given. Thereafter, in the case of Demand Registration, the Company may elect to include in such registration additional shares of Common Stock issued by the Company. All requests made pursuant to this Section 2.1 shall specify the class and aggregate number of Registrable Securities to be registered.

                           2.2      Effective Demand Registration.  The Company
shall use reasonable commercial efforts to cause any Demand Registration to become effective not later than ninety (90) days after it receives a request under Section 2.1 hereof and to remain effective for the lesser of (i) the period during which all Registrable Securities registered in the Demand Registration are sold and (ii) one hundred and twenty (120) days; provided, however, that if the Initiating Stockholders request the Company to withdraw such registration, other than as the result of a breach by the Company, it shall constitute a Demand Registration unless the Initiating Stockholders promptly pay all of the costs and expenses incurred by the Company in connection with such registration.

                           2.3      Underwriting Procedures.

                                    (a)     The offering of Registrable
Securities pursuant to a Demand Registration shall be in the form of a firm commitment underwritten offering and the managing underwriter and other underwriters selected for such offering shall be selected by the Company, provided that the managing underwriter and other underwriters are reasonably acceptable to the Initiating Stockholders (having due regard to the experience and relationship with the Company of the managing underwriter and the other underwriters) (the "Approved Underwriter"). In such event, if the Approved Underwriter advises the Company in writing that in its opinion the aggregate amount of such Registrable Securities requested to be included in such offering is sufficiently large to have a material adverse effect on the success of such offering, the Company shall include in such registration only the aggregate amount of Registrable Securities that in the opinion of the Approved Underwriter may be sold without any such material adverse effect and shall reduce pro rata based on the number of Registrable Securities included in the request for Demand Registration, the amount of Registrable Securities to be included by each Stockholder in such registration.

                                    (b)     Distribution by Underwriters.  The
managing underwriter or underwriters selected for any offering shall enter into an agreement with the Company and the Stockholders whereby the underwriters shall be prohibited from (i) distributing 5% or greater of the Registrable Securities to any Person in connection with the initial placement of the Registrable Securities for the offering and from (ii) distributing 5% or greater of the Registrable Securities to any Person for 90 days after such initial placement.

                  3.       Incidental or "Piggy-Back" Registration Rights.

                           3.1      Notice of Registration.  If, at any time or
from time to time prior to the second anniversary of the date hereof, the Company shall determine to register any of its Common Stock for sale in an Underwritten Offering for its own account (other than a registration relating to (i) a registration of an employee compensation plan or arrangement adopted in the ordinary course of business on Form S-8 (or any successor form) or any dividend reinvestment plan or (ii) a registration of securities on Form S-4 (or any successor form) including, without limitation, in connection with a proposed issuance in exchange for securities or assets of, or in connection with a merger or consolidation with another corporation), the

Company will promptly give to the Stockholders written notice thereof, and include in such registration (subject to Section 3.2) all the Registrable Securities specified in a written request made by any one or more of the Stockholders within ten days after such Stockholder's receipt of such written notice from the Company ("Incidental Registration"). The right of such Stockholder to have Registrable Securities included in a registration pursuant to this Section 3.1 shall be conditioned upon such Stockholder's entering into (together with the Company and/or the other holders, if any, distributing their securities through such underwriting) an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Company (the "Company Underwriter").

                           3.2      Cutback.  If the lead managing underwriter
of an offering covered by Section 3.1 shall advise the Company in writing on or before the date five days prior to the date then scheduled for such offering that, in its opinion, the amount of Common Stock (including Registrable Securities) requested to be included in such registration exceeds the amount which can be sold in such offering without adversely affecting the distribution of the Common Stock being offered, then the Company will include in such registration: first, any shares proposed to be offered by the Company; second, Registrable Securities requested to be registered by the Stockholders and any other shares requested by other stockholders of the Company, including the Stockholders, to be included in such registration, allocated, if necessary, pro rata among the Stockholders and such other holders requesting such registration on the basis of the number of the shares Beneficially Owned at the time, provided, however, that in the event the Company will not, by virtue of the foregoing cut-back mechanism, include in any such registration all of the Registrable Securities requested to be included in such registration, the Stockholders may, upon written notice to the Company given within three days of the time the Stockholders first are notified of such matter, reduce the amount of Registrable Securities they desire to have included in such registration, whereupon only the Registrable Securities, if any, they desire to have included will be considered for such inclusion.

                           3.3      Right of Termination.  The Company shall
have the right to terminate or withdraw any registration initiated by it under
Section 3.2 prior to the effectiveness of such registration whether or not the Stockholders have elected to include Registrable Securities in such registration.

                  4.       Provisions Applicable to Demand and Piggy-Back
Registrations.

                           4.1      Expenses.  The Company shall pay all
Registration Expenses (as defined in Section 6 hereof) incurred in connection with any registration pursuant to Section 2 or 3 hereto, unless such registration fails to become effective as a result of the fault of one or more Stockholders, in which case the Company will not be required to pay the Registration Expenses incurred with respect to the offering of such Stockholder's or Stockholders' Registrable Securities. The Registration Expenses incurred with respect to the offering of such Stockholder's or Stockholders' Registrable Securities shall be the product of (a) the aggregate amount of all Registration Expenses incurred in connection with such registration and (b) the ratio that the number of such Registrable Securities bears to the total number of Registrable Securities included in the registration.

                           4.2      Holdback Agreements.  Each Stockholder
agrees not to effect any public sale or distribution of any Registrable Securities being registered or of any securities convertible into or exchangeable or exercisable for such Registrable Securities, including a sale pursuant to Rule 144 under the Act, during the ninety (90) day period beginning on the effective date of any Demand Registration or Incidental Registration or other underwritten offering in which such Stockholder is participating (except as part of such registration), if and to the extent requested by any other Stockholders, in the case of a non-underwritten public offering, or if and to the extent requested by the Approved Underwriter or Company Underwriter, in the case of an underwritten public offering.

                  5.       Registration Procedures.

                           In connection with any registration statement filed
pursuant to this Agreement, the Company will, as expeditiously as possible:

                           (a)      in connection with a request pursuant to
this Agreement, prepare and file with the Commission, after receipt of a request to file a registration statement with respect to Registrable Securities, a registration statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of such Registrable Securities in accordance with the intended method of distribution thereof and, if the offering is an underwritten offering, shall be reasonably satisfactory to the managing underwriter or underwriters, and use its best efforts to cause such registration statement to become effective; provided, however, that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall (i) furnish to the counsel selected by the Stockholder or Stockholders making the demand, if any, copies of all such documents proposed to be filed, and (ii) notify such counsel and each seller or prospective seller of Registrable Securities of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered;

                           (b)      in connection with a registration pursuant
to this Agreement, prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not more than one hundred twenty (120) days (or such shorter period that will terminate when all Registrable Securities covered by such registration statement have been disposed of);

                           (c)      furnish to each seller of Registrable
Securities such number of copies of the registration statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as each seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

                           (d)      use reasonable efforts to register or
qualify such Registrable Securities under such other securities or "blue sky" laws of such jurisdictions as any seller or underwriter reasonably requests in writing and to do any and all other acts and things that may be reasonably necessary or advisable to register or qualify for sale in such jurisdictions the Registrable Securities owned by such seller; provided, however, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it is not then so qualified, (ii) subject itself to taxation in any such jurisdiction, (iii) consent to general service of process in any such jurisdiction or (iv) provide any undertaking required by such other securities or "blue sky" laws or make any change in its charter or by-laws that the Board of Directors of the Company determines in good faith to be contrary to the best interest of the Company and its stockholders;

                           (e)      use reasonable efforts to cause the
Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the seller or sellers thereof or the underwriters, if any, to consummate the disposition of such Registrable Securities;

                           (f)      notify each seller of such Registrable
Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and prepare and file with the Commission as soon thereafter as practicable, after consultation with the Initiating Stockholders, a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

                           (g)      enter into customary agreements (including
an underwriting agreement in customary form, if the offering is an underwritten offering) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities;

                           (h)      otherwise use reasonable efforts to comply
with all applicable rules and regulations of the Commission; and

                           (i)      use reasonable efforts to cause all
Registrable Securities covered by the registration statement to be listed on each securities exchange or market, if any, on which similar securities issued by the Company are then listed, provided that the applicable listing requirements are satisfied.

                  The Company may require each seller or prospective seller of Registrable Securities as to which any registration is being effected to furnish to the Company such information regarding the distribution of such securities and other matters as may be required to be included in the registration statement.

                  Each holder of Registrable Securities agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in paragraph (f) of this Section 5, such holder shall forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such holder's receipt of the copies of the supplemented or amended prospectus contemplated by paragraph
(f) of this Section 5 and, if so directed by the Company, such holder shall deliver to the Company all copies, other than permanent file copies then in such holder's possession or copies delivered to prospective purchasers, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. If the Company shall give any such notice, the Company shall extend the period during which such registration statement shall be maintained effective pursuant to this Agreement (including the period referred to in paragraph (b) of this Section 5) by the number of days during the period from and including the date of the giving of such notice pursuant to paragraph (f) of this Section 5 to and including the date when each seller of Registrable Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by paragraph (f) of this
Section 5.

                  6. Registration Expenses. The Company shall pay all expenses incident to its performance of or compliance with this Agreement; provided, however, that the Company shall not pay the costs and expenses of any Stockholder relating to underwriters' commissions and discounts relating to Registrable Securities to be sold by such Stockholder, brokerage fees, transfer taxes or the fees or expenses of any counsel, accountants or other representatives retained by the Stockholders, individually or in the aggregate. All of the expenses described in this Section 6 that are to be paid by the Company are herein called the "Registration Expenses."

                  7.       Indemnification; Contribution.

                           7.1      Indemnification by the Company.  The Company
agrees to indemnify, in the case of any registration statement filed pursuant to this Agreement, each seller of any Registrable Securities covered by such registration statement, each other person who participates as an underwriter in the offering or sale of such securities, and each person, if any, who controls such seller or any such underwriter within the meaning of the Securities Act (each an "Indemnified Party" and collectively, the "Indemnified Parties") against any losses, claims, damages or liabilities to which such Indemnified Party may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made not misleading, or any violation by the Company of the Securities Act or any rule or regulation thereunder applicable to the Company; provided, however, that the Company shall not be liable to the extent that any loss, claim, or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Indemnified Party expressly for use in the Registration Statement; provided, further, that the Company shall not be liable to any seller of Registrable Securities (or to any person who acts as an underwriter in such sale or who controls such seller) to the extent that any loss, claim, or liability arises out of an untrue statement, alleged untrue statement, omission, or alleged omission made in any preliminary prospectus if either (a)(i) such seller failed to send or deliver a copy of the prospectus with or prior to written confirmation of the sale by such seller to the person asserting the claim and (ii) the prospectus would have corrected such untrue statement, alleged untrue statement, omission or alleged omission; or (b)(x) such untrue statement, alleged untrue statement, omission or alleged omission is corrected in an amendment or supplement to the prospectus and (y) having been furnished by or on behalf of the Company with copies of the prospectus as so amended or supplemented, such seller fails to deliver such prospectus as so amended or supplemented, with or prior to the written confirmation of the sale by such seller to the person asserting the claim.

                           7.2      Indemnification by Stockholders.  In
connection with any registration statement in which a Stockholder is participating, each such Stockholder shall furnish to the Company in writing such information and affidavits with respect to such Stockholder as the Company reasonably requests for use in connection with any such registration statement or prospectus and agrees to indemnify, to the fullest extent permitted by law, the Company, its officers, directors and agents and each person, if any, who controls the Company (within the meaning of the Securities Act) against any and all losses, claims, damages, and liabilities resulting from any untrue or alleged untrue statement of a material fact or any omission or alleged omission of a material fact required to be stated in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, to the extent that such untrue or alleged untrue statement or omission is contained in or omitted from, as the case may be, any information or affidavit with respect to such Stockholder so furnished in writing by such Stockholder expressly for use in any such prospectus or preliminary prospectus; provided, however, that the liability of such Stockholder shall not exceed the net proceeds received by such Stockholder from the sale of its Registrable Securities. Each Stockholder also shall indemnify any underwriters of the

Registrable Securities, their officers and directors and each person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Company; provided, however, that the indemnification of such Stockholder shall be limited to the net proceeds received by such Stockholder from the sale of its Registrable Securities.

                           7.3      Contribution.  If the indemnification
provided for in this Section 7 is unavailable to any Indemnified Party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to herein, then the indemnifying party, to the extent such indemnification is unavailable, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and Indemnified Parties in connection with the actions that resulted in such losses, claims, damages, liabilities or expenses. The relative fault of such indemnifying party and Indemnified Parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or Indemnified Parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action.

                  The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7.3 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person.

                  8. Definitions. As used herein, the following terms shall have the following respective meanings:

                           "Beneficial Ownership" shall have the meaning set
forth in Rule 13d-3 under the Exchange Act.

                           "Board of Directors" means the board of directors of
the Company.

                           "Commission" means the Securities and Exchange
Commission or any other federal agency at the time administering the Securities Act.

                           "Common Stock" means the common stock of the Company
or any other equity securities of the Company into which such securities are converted, reclassified, reconstituted or exchanged.

                           "Person" means any individual, firm, corporation,
partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of any such entity.

                           "Registration Expenses" shall have the meaning
specified in Section 6 herein.

                           "Securities Act" means the Securities Act of 1933, or
any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

                           "Underwritten Offering" shall mean a sale of
securities of the Company to an underwriter or underwriters for re-offering to the public, which shall include a road show and other customary selling efforts.

                  9.       Miscellaneous.

                           9.1      Limitations on Subsequent Registration
Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder to include such securities in any registration filed under Section 2.1(a) hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the holders which is included.

                           9.2      Assignment. The rights of the Stockholders
to have the Company register Registrable Securities pursuant to this Agreement shall be automatically assignable by each Stockholder to any transferee (other than the transferee of such shares in a registered transaction) of all or any portion of the Registrable Securities if: (i) the Stockholder agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company after such assignment, (ii) the Company is furnished with written notice of (a) the name and address of such transferee or assignee, and (b) the securities with respect to which such registration rights are being transferred or assigned, (iii) the transferee or assignee agrees in writing for the benefit of the Company to be bound by all of the provisions contained herein, and (iv) if required under the terms of the Stockholders Agreement, such transferee enters into the requisite stockholders agreement with the Company as contemplated by the Stockholders Agreement, of even date herewith, among the Company and the Stockholders (the "Stockholders Agreement").

                           9.3      Amendments and Waivers.  Except as otherwise
provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Company has obtained the written consent of the

Stockholders that own, in the aggregate, 50% or more of the Registrable Securities then outstanding.

                           9.4       Notices.  Any notice or other communication
required or permitted hereunder shall be in writing and shall be delivered personally, telecopied (and confirmed) or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telecopied (and confirmed) or, if mailed, five days (or, in the case of express mail, one day) after the date of deposit in the United States mail, as follows:

                           (i)      if to the Company, to:

                                    CoreComm Limited
                                    110 East 59th Street
                                    26th Floor
                                    New York, NY 10022
                                    Attention: Richard J. Lubasch
                                    Telecopier No.: (212) 906-8497

                                    with copies to:

                                    Paul, Weiss, Rifkind, Wharton & Garrison
                                    1285 Avenue of the Americas
                                    New York, New York 10019-6064
                                    Attention:  Kenneth M. Schneider, Esq.
                                    Telecopier No.:  (212) 757-3990

                           (ii) if to any Stockholder, to the most current address of such Stockholder provided by such Stockholder to the Company in writing.

                                    with copies to:

                                    Goodwin, Procter & Hoar LLP
                                    Exchange Place
                                    Boston, MA 02109
                                    Attention:   Joseph L. Johnson III, Esq.
                                                 Neil McLaughlin, P.C.
                                                 Telecopier No.:  (617) 523-1231

                  Any party may by notice given in accordance with this section to the other parties designate another address or person for receipt of notices hereunder.

                  9.5 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Stockholders and their permitted successors and assigns as provided for in Section 9.1 hereof and the successors and assigns of the Company; provided, however, that such successors and assigns become parties to this

Agreement by executing counterparts thereto and, in the case of successors and assigns of a Stockholder, there has been compliance with Section 9.1 hereof.

                  9.6 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                  9.7 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                  9.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE RULES OF CONFLICT OF LAWS OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION.

                  9.9 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired.

                  9.10 Entire Agreement. This Agreement is entered into and delivered pursuant to the Merger Agreement and as such contains the entire agreements among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, with respect thereto.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first written above.

                                  CORECOMM LIMITED


                                  By:_____________________________________
                                     Name:
                                     Title:


                                  STOCKHOLDERS:

                                  MEDIA/COMMUNICATIONS
                                  PARTNERS II LIMITED PARTNERSHIP

                                  By: M/CP II Limited Partnership,
                                      its general partner
                                  By: M/CP II General Partner-H, Inc.,
                                      a general partner


                                  By:_____________________________________
                                     Name:
                                  Title:


                                  MEDIA/COMMUNICATIONS
                                  INVESTORS LIMITED PARTNERSHIP

                                  ________________________________________
                                  Name:


                                  APACHE HOLDINGS II LIMITED
                                  PARTNERSHIP

                                  By:_____________________________________
                                    Name:
                                    Title:

                                  APACHE HOLDINGS LIMITED
                                  PARTNERSHIP


                                  By:_____________________________________
                                    Name:
                                    Title:


                                  ________________________________________
                                  Glenn R. Friedly


                                  ________________________________________
                                  Christopher P. Torto

                                                                       EXHIBIT C

                         FORM OF STOCKHOLDERS AGREEMENT

               AGREEMENT dated as of ________ ___, 2000 among [CoreComm Limited], a ________ corporation (the "Company"), and each of the Persons listed on Schedule A hereto (each, a "Stockholder").

               WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of March ___, 2000 (the "Merger Agreement"), by and among the Company, [MergerCo], a Delaware corporation and a wholly-owned subsidiary of the Company ("MergerCo"), and Voyager.net, Inc., a Delaware corporation ("Voyager"), MergerCo is being merged with and into Voyager (the "Merger") and as a result thereof each share of Voyager's common stock, par value $.01 per share, issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") is being converted into ___ shares the Company's common stock, par value $.01 per share (the "Common Stock"), as well as the right to receive cash; and

               WHEREAS, it is a condition to the obligation of the Company to consummate the Merger, that the Company and each of Stockholders enter into this Agreement; and

               WHEREAS, each Stockholder has independently determined that the Merger is in its best interest and each Stockholder wishes to facilitate the consummation of the Merger by entering into this Agreement and agreeing to be bound by the terms hereof;

               NOW, THEREFORE, in consideration of the premises and of the mutual agreements, provisions and covenants herein contained, each Stockholder and the Company hereby agree as follows:

               SECTION 1. COVENANTS OF STOCKHOLDERS WITH RESPECT TO VOTING SECURITIES OF THE COMPANY.

               During the term of this Agreement and subject to all of the provisions hereof, each Stockholder and the Company agree as follows:

               1.1 Acquisition of Voting Securities. Each Stockholder shall not acquire, agree to acquire or offer or propose to acquire, directly or indirectly, or in conjunction with or through any Person, record or beneficial ownership of any Voting Securities (as hereinafter defined), except (i) through the exercise of conversion rights, if any, of Voting Securities; (ii) by way of stock splits, reclassifications or stock dividends or other distributions or offerings made on a pro rata basis to holders of Voting Securities or any class of Voting Securities; (iii) from another Stockholder by bequest (including, without limitation, through the creation of a trust), gift, will, pledge, hypothecation or otherwise in accordance with clause (i) of Section 1.6 hereof;
(iv) pursuant to a bequest or similar gift or transfer from a Person who is not a Stockholder, including, without limitation, through the creation of a trust for the benefit of a Stockholder; (v) pursuant to a will or the laws of descent and distribution from a Person who is not a Stockholder; or (vi) pursuant to the exercise of stock options or the receipt of other compensation or benefits involving Voting Securities granted to a Stockholder in such Stockholder's capacity (if applicable) as an employee of the Company or any subsidiary of the Company; provided, however, that if, in connection with the transfer of Voting Securities to a Stockholder pursuant to clauses (iv) and (v) of this Section 1.1, a trust, corporation or other entity is formed for the purpose of holding Voting Securities for the benefit of a Stockholder (other than solely as an income beneficiary of a trust), then, as a condition precedent to the receipt by such Stockholder of any direct or indirect beneficial interest in such Voting Securities, such trust, corporation or other entity shall agree to be bound by the terms and conditions of a stockholder agreement having the same or substantially the same terms and conditions as this Agreement.

               If a Stockholder shall acquire, directly or indirectly, record or beneficial ownership of, or the right to acquire, any Voting Securities in contravention of this Agreement, then such Stockholder shall promptly notify the Company, and the Company, in its sole discretion, may either (x) purchase (or cause its designee(s) to purchase) any or all of such acquired Voting Securities at a price equal to the price paid by such Stockholder or (y) require such Stockholder to dispose of, within 30 days from the date on which the Company requests such Stockholder to do so, only in accordance with the provisions of
Section 1.6 (ii) or (iv), the Voting Securities acquired in violation of this
Section 1.1, provided that any sale may be delayed to avoid a violation of
Section 16(b) of the Exchange Act or any other provisions of the Exchange Act or Securities Act, including, without limitation, any applicable volume limits under Rule 144 of the Securities Act, or any successor rules or regulations permitting sales of unregistered or otherwise restricted securities. Each Stockholder hereby acknowledges that any acquisition of Voting Securities in contravention of this Agreement shall constitute a breach of this Agreement and that the Company's right to purchase or require the disposition of Voting Securities pursuant to this Section 1.1 shall not be exclusive and shall be in addition to any other rights and remedies the Company may have in connection with a breach of this Agreement.

               For the purposes of this Agreement, "Voting Securities" means all securities of the Company, or any successor to the Company, entitling the holder thereof to vote as a stockholder for any purpose or under any circumstance or any securities convertible into or exchangeable for under any circumstance such securities or any rights, warrants or options to acquire (through purchase, exchange, conversion or otherwise) any such securities under any circumstance.

               1.2 Voting of Voting Securities. Each Stockholder shall vote or direct the vote of all Shares of Voting Securities that are (a) acquired pursuant to the Merger, (b) acquired by a Stockholder pursuant to Section 1.1,
(c) held in trusts, corporations or other entities formed as contemplated by
Section 1.6 or (d) otherwise hereinafter acquired, with respect to which such Stockholder has the legal capacity to vote or to direct the vote of such Voting Securities, on each matter submitted to a vote of the stockholders of the Company, (x) in the same proportion as the votes cast by all holders of Voting Securities other than the Stockholders and any affiliates and associates of the Company, with respect to such matter, or,
(y) in the event of a proposed change of control transaction for the Company, in the manner recommended to the stockholders by the Board of Directors of the Company provided that the Board of Directors, prior to such recommendation, shall have received an opinion from a nationally recognized investment banking firm to the effect that the transaction or the consideration to be received by the unaffiliated holders of the Common Stock is fair from a financial point of view to such stockholders; provided, further, that in the absence of such opinion such Voting Securities shall be voted as provided in clause (x) of this
Section 1.2.

               Each Stockholder shall take such action as may be required so that all Voting Securities with respect to which such Stockholder has the legal capacity to vote or to direct the vote of such Voting Securities as provided for herein shall be present in person or by proxy at all duly noticed and convened meetings of holders of Voting Securities for the purpose of determining the presence of a quorum at such meetings.

               1.3 No Voting Trusts. No Stockholder shall, directly or indirectly, deposit any Voting Securities in a voting trust or in any other manner, except pursuant to this Agreement, subject any Voting Securities to any arrangement or agreement with respect to the voting thereof.

               1.4 No Election Contests. No Stockholder shall, directly or indirectly, solicit proxies or become a "participant" in a "solicitation" in opposition to the recommendation of the Company's Board of Directors with respect to any matter, including, without limitation, any "election contest" relating to the election of directors of the Company (as such terms are defined in Regulation 14A under the Exchange Act) or initiate, propose or otherwise solicit stockholders of the Company for the approval of one or more stockholder proposals at any time, or induce or attempt to induce any other person to initiate any stockholder proposal; provided, however, that each Stockholder shall vote any Voting Securities directly or indirectly beneficially owned by such Stockholder in any "election contest" in accordance with the provisions of the first paragraph of Section 1.2 hereof.

               1.5 No Syndications. No Stockholder shall, directly or indirectly, join or encourage the formation of a partnership, limited partnership, syndicate or other "group," or otherwise act in concert with any other Person (except as contemplated by Section 1.2 hereof) for the purpose of affecting or influencing control of the Company or acquiring, holding, or disposing of Voting Securities.

               1.6 Disposition of Voting Securities. No Stockholder shall, directly or indirectly, offer, sell, assign, pledge, encumber or otherwise dispose of or transfer in any manner any Voting Securities (or enter into agreements or understandings with respect to the foregoing), if after such disposition, the Person holding such Voting Securities would own 5% or more of any class or Series of the Company's Voting Securities (or Voting Securities which are convertible into or exercisable for shares which, after giving effect to such exercise or conversion, would represent 5% or more of any class of the Company's Voting Securities). Any offer, sale, assignment, pledge, encumbrance or other disposition or transfer of Voting Securities not otherwise prohibited by this Agreement shall only be effected, to the extent otherwise legally permissible, in the following manners: (i) pursuant to a bona fide public offering of Voting Securities (which may include a secondary distribution effected through the facilities of any national securities exchange on which the Voting Securities are listed); provided, however, that in case of any such proposed public offering, each Stockholder selling pursuant to such offering (the "Selling Stockholder") will use his/her/its best efforts (and will instruct the managing underwriter of any such public offering or broker-dealer to or through which such public offering is being made to use its best efforts) to achieve a sufficiently broad public distribution of the securities being offered (in light of the number of securities being offered), with the intention that no person or related group of persons should purchase in such public offering Voting Securities representing 5% or more of the securities being offered; (ii) pursuant to an unsolicited open market sale or sales during any three-month period involving, in the aggregate, Voting Securities representing not more than 1% of the Total Voting Power, as defined in Section 5.4, (in accordance with the requirements as to the manner of sale set forth in Rules 144(f), 144(g) and 145 and (g) of the Securities Act or any successor rules or regulations permitting sales of unregistered or otherwise restricted securities, whether or not such sale is subject to Rule 144, Rule 145 or such successor rules or regulations) on any national securities exchange on which the Voting Securities are listed;
(iii) pursuant to a tender offer made by the Company or any subsidiary of the Company or made by a third person to the stockholders of the Company as to which the Company's Board of Directors has recommended to the stockholders of the Company; (iv) pursuant to a privately-negotiated transaction with a Person who is not a Stockholder; provided, that in no case shall any such sale, transfer or other disposition under this clause (iv) be made to such Person if, immediately after such transaction, such Person (based upon the written representation of such Person, which as a condition precedent to such sale, transfer or other disposition shall be delivered to such Stockholder and to the Company prior to the consummation of such transaction), together with its affiliates and associates would be the direct or indirect beneficial or record owner of Voting Securities (when added to the Voting Securities (if any) already beneficially owned by such Person and its affiliates and associates) representing in excess of 5% of the Total Voting Power; (v) pursuant to a will or the laws of descent and distribution; provided, that the estate of a Stockholder shall be bound by the terms and conditions of this Agreement and if, immediately after any distribution out of such estate, any distributee, together with such distributee's affiliates and associates would (other than solely as an income beneficiary of a trust) be the direct or indirect beneficial or record owner of, or have the right to acquire,

Voting Securities (when added to the Voting Securities (if any) already owned by such distributee and his/her affiliates and associates representing in excess of 5% of the Total Voting Power, then such distributee shall, as a condition precedent to receiving such shares of Voting Securities, agree to be bound by the terms and conditions of a stockholder agreement having the same terms and conditions as this Agreement; (vi) pursuant to a bequest or similar gift or transfer to any Person who is not a Stockholder or; provided that if, immediately after delivery of a bequest or similar gift or transfer, including, but not limited to, through the creation of a trust, the recipient, together with such recipient's affiliates and associates (including, as the case may be, the Stockholder making such transfer), would (other than solely as an income beneficiary of a trust) be the direct or indirect beneficial or record owner of, or have the right to acquire, Voting Securities (when added to the Voting Securities (if any) already owned by such recipient and its affiliates and associates (including, as the case may be, the Stockholder making such transfer)) representing in excess of 5% of the Total Voting Power, then such recipient shall, as a condition precedent to receiving such shares of Voting Securities, agree to be bound by the terms and conditions of a stockholder agreement having the same terms and conditions as this Agreement; or (vii) as a result of any pledge or hypothecation to a bona fide financial institution to secure a bona fide loan, guaranty or other financial accommodation or as a result of any foreclosure with respect thereto; provided, however, that in connection with any transfer by a Stockholder of Voting Securities pursuant to clauses (v) or (vi) of this Section 1.6 to a trust, corporation or other entity and a Stockholder retains the authority, as trustee or otherwise, to vote, acquire or dispose of, or to direct the voting, acquisition or disposition of, Voting Securities to be held by such trust or other entity, then as a condition precedent to the transfer of such shares of Voting Securities to such trust or other entity, such Stockholder shall cause such trust or other entity to be bound by the terms and conditions of a stockholder agreement having the same or substantially the same terms and conditions as this Agreement.

               Notwithstanding anything to the contrary contained herein, a Stockholder shall not dispose of or otherwise transfer any Voting Securities in violation of the provisions of Section 5 of the Securities Act.

               1.7 No Solicitation. No Stockholder shall propose, solicit or participate in any fashion, in any transaction relating to an acquisition of, a business combination or similar transaction with, or a change of control of, the Company or make or solicit or encourage any Person to make a tender offer for Voting Securities.

               1.8 Legend on Voting Securities. Each Stockholder agrees that each certificate representing its Voting Securities shall bear the following legend, which will remain thereon as long as such Voting Securities are subject to the restrictions contained in this Agreement:

               The shares represented by this certificate are subject to the provisions of a Stockholder Agreement dated as of ______ ___, 2000, among the Company and certain Stockholders, and may not be sold or transferred except in accordance therewith. Copies of said Agreement are on file at the offices of the Secretary of the Company.

The Company may enter a stop transfer order with the transfer agent (or agents) and the registrar (or registrars) of the Voting Securities against the transfer of legended Voting Securities held by a Stockholder except in compliance with the requirements of this Agreement. The Company agrees to remove promptly any stop transfer order with respect to, and issue promptly either legended (if the Voting Securities remain subject to the restrictions of this Agreement) or unlegended certificates in substitution for, certificates for any such Voting Securities that are no longer subject to or are to be transferred in compliance with the restrictions contained in this Agreement. Without limiting the generality of the foregoing, the Company shall promptly remove any stop transfer order in effect with respect to such certificates, upon the delivery to the Company of an opinion of counsel to a Stockholder, in form and substance reasonably satisfactory to the Company, that legended certificates representing Voting Securities are no longer subject to this Agreement or that such Voting Securities are being transferred in compliance with the provisions of Sections 1.6, and shall promptly issue unlegended certificates in substitution for such legended certificates, except if such legended certificates are being transferred pursuant to Section 1.6 to a transferee who shall be bound by the terms and conditions of a Stockholder Agreement, in which event the Company may issue legended certificates.

               SECTION 2.    REPRESENTATIONS AND WARRANTIES.

               2.1 Representations and Warranties of the Stockholders. Each Stockholder represents and warrants to the Company as follows:

                      (i) At the Effective Time, such Stockholder will be the record and beneficial owner of the Shares of Common Stock set forth beside its name on Schedule A hereto (such Stockholder's "Shares") and will be the lawful owner of such Shares, free and clear of all liens, charges, encumbrances, voting agreements and commitments of every kind, other than this Agreement. Such Stockholder has full legal power, authority and right to vote all of such Stockholder's Shares in the manner required by this Agreement without the consent or approval of, or any other action on the part of, any other person or entity.

                      (ii) The execution, delivery and performance by such Stockholder of this Agreement has been approved by all necessary action on the part of such Stockholder.

                      (iii) This Agreement has been duly executed and delivered by such Stockholder and constitutes the valid and binding agreement of such Stockholder, enforceable against the Stockholder in accordance with its terms.

                      (iv) The execution, delivery and performance of this Agreement by such Stockholder does not violate or breach, and will not give rise to any violation or breach of, any law, contract, instrument, arrangement or agreement by which such Stockholder is, or any of such Stockholder's Shares are, bound.

                      (v) The execution, delivery and performance of this Agreement by such Stockholder does not create or give rise to any right in any other Person or entity (other than the Company) with respect to such Stockholder's Shares or any other Voting Securities.

               2.2 Representations and Warranties of the Company. The Company represents and warrants to each Stockholder as follows:

                      (i) The execution, delivery and performance by the Company of this Agreement has been approved by all necessary corporate action on the part of the Company.

                      (ii) This Agreement has been duly executed and delivered by a duly authorized officer of the Company and constitutes a valid and binding agreement of the Company, enforceable against The Company in accordance with its terms.

                      (iii) The execution and delivery of this Agreement by the Company does not violate or breach, and will not give rise to any violation or breach of, the charter or bylaws of the Company, or, except as will not materially impair its ability to effectuate, carry out or comply with all of the terms of this Agreement, any law, contract, instrument, arrangement or agreement by which the Company is bound.

               2.3 No Indirect Conduct. No Stockholder shall engage in any conduct or take any action through any agent or any entity acting in concert with such Stockholder that the Stockholder has hereby agreed not to engage in or take.

               SECTION 3.    COVENANTS OF THE COMPANY.

               3.1 Registration Rights. During the term and subject to all of the provisions hereof (including, without limitation Section 1.6(vi)), the Company agrees to provide registration rights to each Stockholder on the terms and subject to the provisions set forth in Registration Rights Agreement attached as Appendix I hereto.

               3.2 Access to Management. The Company agrees that so long as a Stockholder continues to hold 7.5% or more of any class of Voting Securities, the Company shall provide such Stockholder with an opportunity on a regularly scheduled basis to review with senior management of the Company, significant issues facing the Company; provided, however, that such Stockholder shall agree
(i) to maintain the confidentiality of any non-public information disclosed to such Stockholder in any such session, and (ii) if necessary, refrain from engaging in any transaction involving the Company's securities (or any other securities) while in possession of any material non-public information about the Company disclosed to such Stockholder by the Company in the course of the Company's complying with the provisions of this
Section 3.2.

               SECTION 4.    TERM OF AGREEMENT.

               The term of this Agreement shall commence at the Effective Time and shall terminate with respect to any given Stockholder (but only such Stockholder) when such Stockholder ceases to hold at least 7.5% of the issued and outstanding shares of Common Stock (as adjusted for any stock splits, stock dividends, combinations, recapitalizations, reclassifications or other similar event) unless the transaction or transactions which resulted in such Stockholder ceasing to hold at least 7.5% of any Common Stock or Voting Securities shall have violated the terms of this Agreement. For purposes hereof, ownership of Common Stock or Voting Securities shall include record ownership of such securities as well as beneficial ownership thereof within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

               SECTION 5. MISCELLANEOUS.

               5.1 Specific Performance. The Company and each Stockholder acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company or a Stockholder, as the case may be, shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically, the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which it may be entitled at law or equity.

               5.2 The Term "Company." The term "Company" shall be deemed to include any successor to the Company by way of merger, consolidation, sale of assets or otherwise, except as the context otherwise requires, it being the intention hereof that this Agreement shall continue to be binding on each Stockholder notwithstanding such merger, consolidation, sale of assets or other succession, unless the provisions of Section 4.2 of this Agreement shall otherwise provide.

               5.3 The Terms "Affiliate," Associate," "Beneficial Owner" "Entity," and "Person." As used herein, the term "affiliate" shall have the meaning set forth in Rule 12b-2 under the Exchange Act; the term "beneficial owner" (which shall include "beneficially owned" or other similar phrasing as used herein) shall have the meaning set forth in Section 13(d)(3) of the Securities Act; the term "associate" shall mean (1) a corporation or organization (other than the Company or a subsidiary of the Company) of which such Person (as defined herein) is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, and (3) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person; and the term "Person" shall mean any individual, partnership, corporation, joint venture, association, unincorporated organization, trust, government or agency thereof, or any other entity.

               5.4 The Term "Total Voting Power." The term "Total Voting Power," as used in this Agreement, shall mean the aggregate voting power of all Voting Securities outstanding at the time of any determination which at such time have ordinary voting power to vote in the election of directors of the Company. In determining Total Voting Power for purposes of this Agreement, the Stockholder may conclusively rely on the most recent reports filed by the Company with the SEC in which the number of Voting Securities outstanding is set forth or from which Total Voting Power can reasonably be derived, it being understood that each Stockholder shall not be considered to be in breach of this Agreement if he/she has acted in good faith on the basis of a determination of Total Voting Power as contemplated herein.

               5.5 Notices. All notices, requests and other communications to any person named hereunder shall be in writing (including wire, telex or similar writing) and shall be given to such person at its address set forth below or such address or telex number as such person may hereafter specify for the purpose by notice to the other person:

               If to the Company:

                  CoreComm Limited
                  110 East 59th Street
                  26 Floor
                  New York, NY 10022
                  Attention:  Jared L. Gurfein, Esq.

               Copy to:

                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, New York 10019
                  Attention: Kenneth M. Schneider, Esq.
                  Facsimile: 212-757-3990

               If to any Stockholder, to the most current address of such Stockholder provided by such Stockholder to the Company in writing.

Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this subsection and the appropriate answer back is received or (b) if given by any other means, when actually received at the address specified in this subsection, provided that a notice given other than during normal business hours on a business day at the place of receipt shall not be effective until the opening of business on the next business day.

               5.6 Governing Law and Jurisdiction. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE. THE UNDERSIGNED HEREBY SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURTS LOCATED WITHIN THE STATE OF DELAWARE, COUNTY OF NEW CASTLE, AND WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION OR PROCEEDING RELATING HERETO.

               5.7 Amendments. This Agreement may be amended, modified or supplemented only by written agreement of each Stockholder and the Company.

               5.8 Waiver. Any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefit of such obligation, covenant, agreement or condition only by a written instrument signed by such party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other non-compliance. Wherever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 5.8.

               5.9 Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, including, without limitation, (i) any person who acquires any interest, beneficial or otherwise, in Voting Securities by will or pursuant to the laws of descent and distribution and (ii) any successor trust.

               5.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               5.11 Entire Agreement. This Agreement, including the appendices referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

               5.12 Severability. If any provision of this Agreement shall be deemed or declared to be unenforceable, invalid or void, the same shall not impair any of the other provisions of this Agreement.

               5.13 Other Rights and Privileges. Except as otherwise specifically set forth in this Agreement, each Stockholder shall have and enjoy all rights and privileges otherwise permitted stockholders of the Company under applicable law.

               IN WITNESS WHEREOF, each Stockholder and the Company have duly executed this Agreement as of day and year first above written.

                             CORECOMM LIMITED

                             By:_____________________________________
                                Name:
                                Title:

                             STOCKHOLDERS:

                             MEDIA/COMMUNICATIONS
                             PARTNERS II LIMITED PARTNERSHIP

                             By: M/CP II Limited Partnership,
                                     its general partners
                             By: M/CP II General Partner-H, Inc.,
                                     a general partner


                             By:_____________________________________
                                Name:
                                Title:


                             MEDIA/COMMUNICATIONS
                             INVESTORS LIMITED PARTNERSHIP


                             ________________________________________
                             Name:

                             APACHE HOLDINGS II LIMITED
                             PARTNERSHIP

                             By:_____________________________________
                                Glenn R. Friedly, Managing General Partner


                             APACHE HOLDINGS LIMITED
                             PARTNERSHIP

                             By:_____________________________________
                                Glenn R. Friedly, Managing General Partner


                             ________________________________________
                             Glenn R. Friedly

                             ________________________________________
                             Christopher P. Torto

                                VOTING AGREEMENT

               VOTING AGREEMENT, dated as of March 12, 2000 (the "Agreement"), by and among CoreComm Limited, a Bermuda corporation ("Parent"), and the Persons listed on Schedule A hereto (each, a "Shareholder" and, collectively, the "Shareholders").

               WHEREAS, Voyager.net, Inc., a Delaware corporation (the "Company"), and Parent propose to enter into an Agreement and Plan of Merger in the form attached hereto as Exhibit A (as amended, the "Merger Agreement"), which provides for, among other things, the merger of a wholly owned subsidiary of Parent with and into the Company (the "Merger");

               WHEREAS, as of the date hereof, the Shareholders are holders of record or Beneficially Own (as defined herein) shares of common stock, par value $.01 per share ("Company Common Stock"), of the Company; and

               WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has required that each Shareholder agree, and in order to induce Parent to enter into the Merger Agreement, each Shareholder has agreed, to enter into this Agreement with respect to all of the shares of Company Common Stock now held of record or Beneficially Owned and which may hereafter be acquired by such Shareholder (collectively, the "Shares").

               NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

               Section 1.1 General. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement.

               Section 1.2 Beneficial Ownership. For purposes of this Agreement, "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Shareholder shall include securities Beneficially Owned by all other Persons (as defined in the Merger Agreement) with whom such Person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act other than parties to this Agreement.

                                   ARTICLE II

               Section 2.1 Voting Agreement. Each of the Shareholders hereby irrevocably and unconditionally agrees that during the term of this Agreement as specified in Section 5.1, at any meeting of the shareholders of the Company, however called, and in any action by consent of the shareholders of the Company, each of the Shareholders shall vote (or cause to be voted) the Shares held of record (to the extent such Person also has the right to vote such Shares) or Beneficially Owned (to the extent such Person also has the right to vote such Shares) by such Shareholder:

                      (a) in favor of the Merger, the Merger Agreement (provided that the Merger Agreement shall not have been amended in a manner materially adverse to the interests of the Shareholders thereunder) and the transactions contemplated by the Merger Agreement. Each of the Shareholders acknowledges receipt and review of a copy of the Merger Agreement.

                      (b) against any Business Combination (as defined below) other than the Merger. For purposes of this Agreement, "Business Combination" shall mean, whether effected in one transaction or a series of transactions, or
(a) any merger, consolidation, reorganization or other business combination pursuant to which the business of the Company is combined with that of one or more Persons including, without limitation, any joint venture, in violation of the Merger Agreement, or (b) the acquisition, directly or indirectly, by another Person of all or a substantial portion of the assets of, or of any right to all or a substantial portion of the revenues or income of, the Company by way of a negotiated purchase, lease, license, exchange, joint venture or other means, in violation of the Merger Agreement, or (c) the acquisition, directly or indirectly, by another Person of control of the Company through a proxy contest or otherwise, in violation of the Merger Agreement, or (d) the acquisition, directly or indirectly, by another Person of Voting Securities representing more than 15% of the Total Voting Power of the Company.

               Section 2.2 Grant of Irrevocable Proxy. In furtherance and not in limitation of the foregoing, each Shareholder hereby grants to, and appoints, the Parent and each of Barclay Knapp and Richard Lubasch in their respective capacities as officers of the Parent, and any individual who shall hereafter succeed any such officer of the Parent, and any other designee of the Parent, each of them individually, its irrevocable proxy and attorney-in-fact (with full power of substitution and resubstitution) to vote the Shares as indicated in this Article II. Each Shareholder intends this proxy to be irrevocable and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy.

               Section 2.3 The Terms "Total Voting Power" and "Voting Securities". The term "Total Voting Power," as used in this Agreement, shall mean the aggregate voting power of all Voting Securities outstanding at the time of any determination which at such time have ordinary voting power to vote in the election of directors of the Company. For the purposes of this Agreement, "Voting Securities" means all securities of the Company, or any successor to the Company, entitling the holder thereof to vote as a shareholder for any purpose or under any circumstance or any securities convertible into or exchangeable for under any circumstance such securities or any rights, warrants or options to acquire (through purchase, exchange, conversion or otherwise) any such securities under any circumstance.

                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

               Each of the Shareholders hereby represents and warrants, severally and not jointly, to Parent as follows:

               Section 3.1 Authority Relative to this Agreement. Such Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Where such Shareholder is a corporation, limited liability company, partnership or other entity, the execution and delivery of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby have been duly and validly authorized by the board of directors or other governing body of such Shareholder, and no other proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other laws affecting creditors' rights generally or by general principles governing the availability of equitable remedies.

               Section 3.2   No Conflict.

                      (a) The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder shall not, (i) where such Shareholder is a corporation, limited liability company, partnership or other entity, conflict with or violate the organizational documents of such Shareholder, (ii) conflict with or violate any agreement, arrangement, law, rule, regulation, order, judgment or decree to which such Shareholder is a party or by which such Shareholder (or the Shares held of record or Beneficially Owned by such Shareholder) is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares held of record or Beneficially Owned by such Shareholder pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder (or the Shares held of record or Beneficially Owned by such Shareholder) is bound or affected, except, in the case of clauses (ii) and (iii) of this Section 3.2(a), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by such Shareholder of its obligations under this Agreement.

                      (b) The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Shareholder of its obligations under this Agreement.

               Section 3.3 Title to the Shares. As of the date hereof, such Shareholder is the record or Beneficial Owner of the number of Shares listed opposite the name of such Shareholder on Schedule A hereto. The Shares listed opposite the name of such Shareholder on Schedule A hereto are all the securities of the Company either held of record or Beneficially Owned by such Shareholder. Such Shareholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares held of record or Beneficially Owned by such Shareholder. Each Shareholder has the right to vote or cause to be voted each of the Shares listed opposite the name of such Shareholder on Schedule A hereto and such Shares are owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on such Shareholder's voting rights, charges and other encumbrances of any nature whatsoever.

                                   ARTICLE IV

                          COVENANTS OF THE SHAREHOLDERS

               Section 4.1 No Inconsistent Agreement or Action. Each of the Shareholders hereby covenants and agrees that such Shareholder shall not, or permit any Person under such Shareholder's control to, enter into any voting agreement or grant a proxy or power of attorney with respect to the Shares held of record or Beneficially Owned by such Shareholder or form any "group" for purposes of the Exchange Act or the rules promulgated thereunder. No Shareholder shall (i) solicit, initiate, encourage (including by way of furnishing information or assistance) or take any other action to facilitate, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposals (as defined in the Merger Agreement) or agree to or endorse any Acquisition Proposal, (ii) propose, enter into or participate in any discussions or negotiations regarding any of the foregoing, (iii) furnish to any other Person any information with respect to the Company's business, properties or assets or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing, provided, without limiting any of the obligations of any Shareholder under this Agreement in his capacity as a shareholder of the Company, any Shareholder acting solely in his capacity as a director of the Company may take any of the actions that are expressly permitted by Section 7.1 of Merger Agreement.

               Section 4.2 Transfer of Title. Each of the Shareholders hereby covenants and agrees that such Shareholder shall not (i) tender any Shares, (ii) sell, assign or transfer record or Beneficial Ownership of any of the Shares, or
(iii) pledge, hypothecate or otherwise dispose of any Shares.

               Section 4.3 Stockholders Agreement. Each of the Shareholders hereby covenants and agrees that each Shareholder that will hold 7.5% or more of the issued and outstanding shares of common stock of Parent upon consummation of the Merger shall enter into the Stockholders Agreement substantially in the form of Exhibit C attached to the Merger Agreement at the closing of the Merger. For purposes hereof, ownership of Common Stock shall include record ownership of such securities as well as beneficial ownership thereof within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

                                    ARTICLE V

                                  MISCELLANEOUS

               Section 5.1 Termination. This Agreement shall be effective as of the date of this Agreement and shall terminate upon the earliest to occur of:

      (i) the closing of the transactions contemplated by the Merger Agreement;

      (ii) the date the Merger Agreement is terminated, if such termination is by the Company pursuant to Section 10.1(h) of the Merger Agreement;

      (iii) the date the Merger Agreement is terminated, if such termination is by mutual consent pursuant to Section 10.1(a) of the Merger Agreement;

      (iv) the date the Merger Agreement is terminated, if such termination is by either Parent or the Company pursuant to Section 10.1(b)(ii) of the Merger Agreement;

      (v) the date the Merger Agreement is terminated, if such termination is by the Company pursuant to Section 10.1(f);

      (vi) the date the Merger Agreement is terminated, if such termination is by the Company pursuant to Section 10.1(i);

      (vii) the date the Merger Agreement is terminated, if such termination is by either Parent or the Company pursuant to Section 10.1(b)(i) of the Merger Agreement due to the failure to obtain the required approval of the stockholders of Parent, which approval is required to be obtained under
      Section 9.1(a) of the Merger Agreement; and

      (viii) 180 days after the date the Merger Agreement is terminated in accordance with its terms, other than as set forth in clauses (ii) and
      (iii) above.

               Section 5.2 Additional Shares. If, after the date hereof, a Shareholder acquires the right to vote any additional shares of Company Common Stock (any such shares shall be referred to herein as "Additional Shares"), including, without limitation, upon exercise of any option, warrant or right to acquire shares of Company Common Stock or through any stock dividend or stock split, the provisions of this Agreement applicable to the Shares shall be applicable to such Additional Shares as if such Additional Shares had been Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any Person immediately upon the acquisition by a Shareholder of record or Beneficial Ownership of such Additional Shares.

               Section 5.3 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

               Section 5.4 Entire Agreement. This Agreement constitutes the entire agreement between Parent and the Shareholders with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between Parent and the Shareholders with respect to the subject matter hereof.

               Section 5.5 Amendment and Waiver. No alteration, waiver, amendment or supplement of this Agreement shall be binding or effective unless the same is set forth in an instrument in writing signed by the parties hereto. The waiver or failure to insist upon strict compliance with any condition or provision hereof shall not operate as a waiver of, or estoppel with respect to, any subsequent or other waiver or failure.

               Section 5.6 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or unenforceable, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereby shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated.

               Section 5.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state.

               Section 5.8 Waiver of Jury Trial. Parent and each Shareholder hereby irrevocably waives, to the fullest extent permitted by law, all rights to trial by Jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any of the transactions contemplated hereby.

               Section 5.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.

irrevocably waives, to the fullest extent permitted by law, all rights to trial by Jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any of the transactions contemplated hereby.

               Section V.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.

               IN WITNESS WHEREOF, each of the Shareholders and Parent have caused this Agreement to be duly executed as of the date first written above.

                                            CORECOMM LIMITED


                                            By: /s/ Richard J. Lubasch
                                                ----------------------
                                                Name: Richard J. Lubasch
                                                Title: Senior Vice President--
                                                General Counsel

                                            THE SHAREHOLDERS

                                            MEDIA/COMMUNICATIONS
                                            PARTNERS II LIMITED PARTNERSHIP

                                            By: M/CP II Limited Partnership,
                                                   its general partner
                                            By: M/CP II General Partner-H, Inc.,
                                                   a general partner


                                            By: /s/ John Hays
                                                ---------------------
                                                Name: John Hays
                                                Title:

                                            MEDIA/COMMUNICATIONS I
                                            INVESTORS
                                            LIMITED PARTNERSHIP


                                            By: /s/ John Hays
                                                ---------------------
                                                Name: John Hays
                                                Title:

                                            APACHE HOLDINGS II LIMITED
                                            PARTNERSHIP

                                            By: /s/ Glenn R. Friedly
                                                ------------------------------
                                                Name: Glenn R. Friedly
                                                Title: Managing General Partner


                                            APACHE HOLDINGS LIMITED
                                            PARTNERSHIP

                                            By: /s/ Glenn R. Friedly
                                                ------------------------------
                                                Name: Glenn R. Friedly
                                                Title: Managing General Partner


                                            /s/ Glenn R. Friedly
                                            ----------------------------------
                                            Glenn R. Friedly

                                            /s/ Christopher P. Torto
                                            ----------------------------------
                                            Christopher P. Torto

                                   SCHEDULE A



Name of Shareholder                               Number of Shares
-------------------                            ----------------------

Media/Communications
Partners II Limited Partnership                         13,761,243

Media/Communications
Investors Limited Partnership                              426,256

Apache Holdings II Limited
Partnership                                              2,853,078

Apache Holdings Limited Partnership                        310,000

Glenn R. Friedly                                           868,000


Christopher R. Torto                                     1,994,000
                                                        ----------

                                                        20,212,577

                                       13